Exhibit 10.8

Execution Version

Published CUSIP Number: 68347KAA2

Term A-1 Facility CUSIP Number: 68347KAB0

Term A-2 Facility CUSIP Number: 68347KAC8

$125,000,000

DELAYED DRAW TERM LOAN AND GUARANTY AGREEMENT

dated as of October 22, 2021

among

OPAL FUELS INTERMEDIATE HOLDCO LLC,

as Borrower,

THE GUARANTORS PARTY HERETO,

as Guarantors,

The LENDERS Party Hereto

BANK OF AMERICA, N.A.,

as Administrative Agent

and

CUSTOMERS BANK,

as Syndication Agent

CITIBANK, N.A. and BARCLAYS BANK PLC,

as Co-Documentation Agents

and

BofA SECURITIES, INC.,

BARCLAYS BANK PLC,

CITIBANK, N.A. and

CUSTOMERS BANK,

as Joint Lead Arrangers and Joint Bookrunners,

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Defined Terms	1

1.2	Other Definitional Provisions	33

1.3	Accounting Terms.	34

1.4	Rounding	34

1.5	Times of Day	35

1.6	Interest Rates	35

ARTICLE 2 CREDIT TERMS.		35

2.1	The Term Loans	35

2.2	[Reserved.]	36

2.3	Procedure for Borrowing	36

2.4	Repayment of Term Loans	37

2.5	Evidence of Indebtedness	38

2.6	Prepayments	38

2.7	Interest Rates and Payment Dates	39

2.8	Fees	40

2.9	Computation of Interest and Fees	40

2.10	Payments Generally; Administrative Agent’s Clawback.	41

2.11	Use of Loan Proceeds	43

2.12	Sharing of Payments	43

2.13	Defaulting Lenders	44

2.14	Termination or Reduction of Commitments	45

i

ARTICLE 3 YIELD PROTECTION AND ILLEGALITY; TAXES.		46

3.1	Additional Costs; Capital Adequacy	46

3.2	Taxes.	48

3.3	Indemnity	52

3.4	Mitigation Obligations; Replacement of Lenders.	52

3.5	Illegality	53

3.6	Inability to Determine Rates	53

3.7	Survival	56

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		56

4.1	Organization, Powers, Compliance	56

4.2	Capital Stock, Subsidiaries, Fiscal Year.	56

4.3	Authorization, Absence of Conflicts	57

4.4	Binding Obligations	57

4.5	Financial Condition and Statements	58

4.6	Taxes	58

4.7	Title to Properties	59

4.8	Proceedings	59

4.9	Labor Disputes; Collective Bargaining Agreements.	59

4.10	Material Contracts; Material Authorizations and Licenses.	59

4.11	Intangible Assets	59

4.12	Condition of Assets	60

4.13	No Defaults, Compliance With Laws	60

4.14	Indebtedness and Operations	60

4.15	Not an Investment Company or Regulated Company.	60

4.16	Use of Proceeds	60

4.17	[Reserved]	61

4.18	Burdensome Provisions	61

4.19	ERISA	61

4.20	Environmental Matters	61

4.21	Correct Information	63

4.22	Location of Offices and Collateral	63

4.23	Deposit, Securities and Commodities Accounts.	63

4.24	Foreign Assets Control Regulations	64

4.25	Anti-Money Laundering Laws	64

4.26	Beneficial Ownership Certificate	65

4.27	Affected Financial Institutions	65

ARTICLE 5 CONDITIONS PRECEDENT		65

5.1	Conditions Precedent to Closing and Funding of the Initial Advances.	65

5.2	Conditions Precedent to the Funding of Each Advance.	68

5.3	Additional Conditions Precedent to the Funding of Each Advance of a Term A-2 Loan.	69

ARTICLE 6 COVENANTS		69

6.1	Existence, Properties	69

6.2	Payment of Indebtedness, Taxes	70

6.3	Financial Statements, Reports, Etc.	70

6.4	Notice of Adverse Events and Significant Changes	73

6.5	Books and Records; Inspection; Audits	74

6.6	Insurance	75

6.7	Compliance with Laws Generally	75

6.8	Compliance with Environmental Laws	75

6.9	Use of Proceeds	76

6.10	Indebtedness	76

6.11	Liens	77

6.12	Priority	78

6.13	Contingent Liabilities	78

6.14	Merger and Consolidation; Acquisition and Disposition of Assets	78

6.15	Investments	79

6.16	Change in Nature of Business	81

6.17	Transactions with Affiliates	81

6.18	Restricted Payments	81

6.19	Burdensome Agreements	82

6.20	Material Deposit Accounts; Environmental Credits	82

6.21	Formation or Acquisition of Subsidiaries	82

6.22	Change in Fiscal Dates or Accounting Practices	83

6.23	Foreign Assets Control and Anti-Money Laundering Laws	83

6.24	Name Changes, Charter Amendments, Etc.	84

6.25	Financial Covenants	84

6.26	[Reserved]	85

6.27	Post-Closing Obligations	85

ARTICLE 7 EVENTS OF DEFAULT		85

7.1	Events of Default. If one or more of the following events (each, an “Event of Default”) shall occur:	85

7.2	Waivers	87

7.3	Allocation of Payments After Event of Default	87

7.4	Remedies Upon Event of Default	89

ARTICLE 8 GUARANTY		89

8.1	Guaranty of the Obligations	89

8.2	Contribution by Guarantors	89

8.3	Payment by Guarantors	90

8.4	Liability of Guarantors Absolute	90

8.5	Waivers by Guarantors	92

8.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	92

8.7	Subordination of Other Obligations	93

8.8	Continuing Guaranty	93

8.9	Authority of Guarantors or the Borrower	93

8.10	Financial Condition of Borrower	93

8.11	Bankruptcy, Etc.	94

8.12	Discharge of Guaranty Upon Sale of Guarantor	94

8.13	Keepwell	94

ARTICLE 9 AGENT		95

9.1	Appointment and Authorization	95

9.2	Rights as a Lender	96

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9.3	Exculpatory Provisions	96

9.4	Reliance by the Administrative Agent	97

9.5	Delegation of Duties	97

9.6	Resignation of Administrative Agent	98

9.7	Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders	99

9.8	No Other Duties, Etc.	99

9.9	Administrative Agent May File Proofs of Claim; Credit Bidding	100

9.10	Collateral and Guaranty Matters	101

9.11	Secured Cash Management Agreements and Secured Hedge Agreements	101

9.12	Certain ERISA Matters	102

9.13	Recovery of Erroneous Payments	103

ARTICLE 10MISCELLANEOUS		103

10.1	Notices; Effectiveness; Electronic Communications.	103

10.2	Expenses, Indemnity	105

10.3	Amendments and Waivers	107

10.4	No Waiver; Cumulative Remedies	109

10.5	Enforcement	109

10.6	Survival	109

10.7	Successors and Assigns	110

10.8	Set-off	114

10.9	GOVERNING LAW	114

10.10	JUDICIAL PROCEEDINGS	114

10.11	WAIVER OF JURY TRIAL	115

10.12	Further Assurances	115

10.13	Integration Clause	116

10.14	Severability	116

10.15	Counterparts; Electronic Signatures	116

10.16	Acknowledgements	117

10.17	USA Patriot Act Notice	118

10.18	Waiver of Subrogation	118

10.19	Accord and Satisfaction	118

10.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	118

10.21	Acknowledgement Regarding Any Supported QFCs	119

10.22	Replacement of Lenders	120

10.23	Payment Set Aside	121

10.24	No Advisory or Fiduciary Responsibility	122

10.25	Interest Rate Limitation	122

10.26	Treatment of Certain Information; Confidentiality	123

10.27	ENTIRE AGREEMENT	123

SCHEDULES

Schedule 1	- Disclosure Schedule
Schedule 2	- Commitments
Schedule 3	- Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A-1	- Form of Term A-1 Note
Exhibit A-2	- Form of Term A-2 Note
Exhibit B	- Form of Notice of Borrowing
Exhibit C	- Form of Compliance Certificate
Exhibit D	- Form of Assignment and Assumption
Exhibit E-1	- U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
Exhibit E-2	- U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
Exhibit E-3	- U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
Exhibit E-4	- U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
Exhibit F	- Form of Notice of Loan Prepayment

DELAYED DRAW TERM LOAN AND GUARANTY AGREEMENT dated as of October 22, 2021, among OPAL FUELS INTERMEDIATE HOLDCO LLC, a Delaware limited liability company (the “Borrower”), the GUARANTORS named on the signature pages hereto, each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent for the Lenders (in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders extend credit to the Borrower and that Bank of America act as Administrative Agent for the Lenders, and Bank of America and the Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Agent’s Office”: the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 3, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire”: an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Advance”: a borrowing consisting of simultaneous Term Loans and having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent”: each of Administrative Agent, the syndication agent and the documentation agent identified on the cover page to this Agreement, as the context may require.

“Agreement”: this Delayed Draw Term Loan and Guaranty Agreement.

“Anti-Money Laundering Laws”: as defined in Section 4.25(a).

“Anti-Money Laundering Measures”: as defined in Section 4.25(a).

“Anti-Terrorism Laws”: any laws, regulations, rules, ordinances, issued guidance, or orders, relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Applicable Percentage” means:

(a) in respect of the Term A-1 Facility, with respect to any Term A-1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-1 Facility represented by such Term A-1 Lender’s Term A-1 Commitment at such time, subject to adjustment as provided in Section 2.13, provided that if the Term A-1 Commitments have expired, then the Applicable Percentage of each Term A-1 Lender in respect of the Term A-1 Facility shall be determined based on the principal amount of such Term A-1 Lender’s Term A-1 Loans at such time; and

(b) in respect of the Term A-2 Facility, with respect to any Term A-2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-2 Facility represented by such Term A-2 Lender’s Term A-2 Commitment at such time, subject to adjustment as provided in Section 2.13, provided that if the Term A-2 Commitments have expired, then the Applicable Percentage of each Term A-2 Lender in respect of the Term A-2 Facility shall be determined based on the principal amount of such Term A-2 Lender’s Term A-2 Loans at such time.

The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate”: with respect to (a) any Term Loan based on the Eurodollar Rate, 3% per annum and (b) any Base Rate Loan, 2% per annum.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: BofA Securities, Inc., Barclays Bank PLC, Citibank, N.A. and Customers Bank, each in its capacity as a joint lead arranger and joint bookrunner.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.7(b)(ii)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Affected Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America”: as defined in the preamble hereto.

“Base Rate”: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; provided that if the Base Rate shall be less than 2%, such rate shall be deemed to be 2% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan”: a Term Loan that bears interest based on the Base Rate. For the avoidance of doubt, Base Rate Loans are only available under this Agreement to the extent required by Section 2.3, Section 3.5 or Section 3.6.

“Benchmark”: initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.6(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement”:

(1) For purposes of Section 3.6(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or

(b)	the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points);

provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2) for purposes of Section 3.6(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or clause (2) above would be less than 1.0%, the Benchmark Replacement will be deemed to be 1.0% for the purposes of this Agreement and the other Loan Documents. Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event”: with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 6.3.

“Borrowing”: a borrowing consisting of simultaneous Advances made by the Lenders.

“Borrowing Date”: any day on which the Lenders make Advances to the Borrower hereunder.

“Business”: as defined in Section 4.20(a).

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Term Loan bearing interest at the Eurodollar Rate, means any such day that is also a London Banking Day.

“Calculation Period”: means each period consisting of four consecutive fiscal quarters of the Borrower, irrespective of whether they are part of the same fiscal year.

“Capital Lease”: any lease of personal property or fixtures, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that the term Capital Lease shall not include real estate leases.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants or options to purchase any of the foregoing. For the avoidance of doubt, the term “Capital Stock” shall include membership interests in a limited liability company and general or limited partnership interests and warrants or options to purchase such membership or partnership interests.

“Cash Equivalents”:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement”: any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control”: the occurrence of any of the following: (a) Fortistar shall fail to own, directly or indirectly, beneficially and of record, Capital Stock representing more than fifty percent (50.0%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock in the Parent; (b) the Parent shall fail to own, directly, beneficially and of record, 100% of the issued and outstanding Capital Stock in the Borrower; or (c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent or of the Borrower cease to be composed of individuals (1) who were members of that board or equivalent governing body on the first day of such period, (2) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (3) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Costs”: all fees and expenses relating to the transactions contemplated hereby to occur on or prior to, or within sixty (60) days following, the Closing Date.

“Closing Date”: the date on which all the conditions precedent set forth in Section 5.1 shall have been satisfied or waived by the Administrative Agent, which is the date of this Agreement.

“Closing Date Dissolution Subsidiaries”: each of OPAL RNG Marketing LLC, a Delaware limited liability company, and OPAL Construction Services LLC, a Delaware limited liability company.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Obligors which secure the Obligations from time to time, including all assets which constitute “Collateral”, as such term is defined in any Security Document.

“Commitment”: with respect to any Lender at any time, its Term A-1 Commitment and/or its Term A-2 Commitment at such time.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code.

“Communication”: this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Authority”: each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

“Compliance Certificate”: as defined in Section 6.3(c).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated”: refers, with respect to any Person, to the consolidation of accounts of such Person and its Subsidiaries (except to the extent otherwise expressly provided herein) in accordance with GAAP.

“Consolidated Subsidiaries”: the Subsidiaries of the Borrower that are Consolidated with the Borrower.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: of a Person means the power to exercise, directly or indirectly, control over the operational decisions, management and policies of such Person. The terms “Controlled” and “Controlling” have correlative meanings.

“Covered Entity”: the Borrower, each Guarantor and any direct or indirect Subsidiary of the Borrower.

“Credit Rating Agency”: a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

“Daily Simple SOFR”: with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: an Event of Default or an event which, with the giving of notice or lapse of time or both, or upon the occurrence of any other contingency, would be an Event of Default.

“Defaulting Lender”: subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of any Advance within two (2) Business Days of the date such Advance was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Disclosure Schedule”: the Schedule attached to this Agreement as Schedule 1.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Early Opt-in Effective Date”: with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election”: the occurrence of:

(a) a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that U.S. Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.6(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b) the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA”: with respect to any period for any Person, the Consolidated net income of such Person for such period,

plus (i) without duplication and to the extent deducted in the calculation of Consolidated net income for such period, the sum of:

(a) taxes imposed on or measured by income and franchise taxes paid or accrued;

(b) Interest Expense;

(c) depreciation and amortization;

(d) any non-cash losses or charges on any Hedge Agreement resulting from the requirements of FASB ASC 815 for that period;

(e) both (i) losses from sales or other dispositions of assets (other than sales in the ordinary course of business) and (ii) other non-cash extraordinary or non-recurring losses;

(f) other non-cash charges for such period ((i) including non-cash accretion of asset retirement obligations in accordance with FASB ASC 410, Accounting for Asset Retirement and Environmental Obligations, unrealized losses on Hedge Agreements, accretion expense, deferred royalty expense and impairment expense, but (ii) excluding accruals for cash expenses in the ordinary course of business);

(g) all Closing Costs to the extent paid in cash and not capitalized, in an aggregate amount not to exceed $2,500,000;

(h) the aggregate amount of cash paid in settlement of the deferred royalty liability claim of GFL Environmental Inc. during the fiscal quarter ending December 31, 2021, in an aggregate amount not to exceed $3,500,000; and

(i) any net equity losses of the Borrower and its Consolidated Subsidiaries attributable to equity interests held by the Borrower and its Consolidated Subsidiaries in Persons that are not Consolidated Subsidiaries;

plus (ii) without duplication and to the extent not otherwise included in Consolidated net income for such period, the amount of cash distributions actually received during such period by the Borrower and its Consolidated Subsidiaries in respect of equity interests held in entities that are not Consolidated Subsidiaries;

minus (iii) without duplication and to the extent included in the calculation of Consolidated net income for such period, the sum of:

(a) any non-cash gains on any Hedge Agreements resulting from the requirements of FASB ASC 815 for that period;

(b) extraordinary or non-recurring non-cash gains;

(c) gains from sales or other dispositions of assets (other than sales in the ordinary course of business);

(d) other non-cash gains increasing Consolidated net income for such period (excluding accruals for cash revenues in the ordinary course of business);

(e) cash payments made (or incurred) on account of any non-cash charges added back to EBITDA pursuant to clause (i)(d), clause (i)(e) or clause (i)(f) in a previous Calculation Period (including cash payments on account of previously deferred royalty expenses); and

(f) any net equity earnings of the Borrower and its Consolidated Subsidiaries attributable to equity interests held by the Borrower and its Consolidated Subsidiaries in Persons that are not Consolidated Subsidiaries; and

minus to the extent otherwise included in Consolidated net income, the net income of any Consolidated Subsidiary that is not wholly-owned by the Borrower or a wholly-owned Consolidated Subsidiary of the Borrower, except to the extent of cash distributions actually received during such period by the Borrower and/or a wholly-owned Consolidated Subsidiary of the Borrower.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature”: have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.7 (subject to such consents, if any, as may be required under Section 10.7).

“Eligible Bank”: individually and collectively, (a) the Administrative Agent in its separate capacity as a depository bank, (b) any Lender and (c) any other bank that is a Federal or state chartered bank or a Federal or state licensed branch of a foreign bank, has assets in excess of $250,000,000 and has (in the case of this clause (c)) executed and delivered to the Administrative Agent a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent, covering all Material Deposit Accounts it maintains.

“Environment”: ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Credits”: any environmental credit generated under any federal, state, local or other law attributable to biogas resources, renewable natural gas and/or natural gas (including RINs), state low carbon fuel standards (including LCFS), carbon offsets or carbon allowance, in each case to the extent owned by an Obligor.

“Environmental Costs”: any and all costs or expenses (including, without limitation, attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of, noncompliance with or liability under any Environmental Laws or any orders, requirements, demands, or investigations of any Person related to any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, injunctions, notices or requirements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substances or to health and safety matters, including the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA” ) 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA” ), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA” ), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” ), 42 U.S.C. § 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA” ), Public Law 99 499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA” ), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA” ), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA” ), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and binding publications promulgated thereunder and all substitutions thereof.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Eurodollar Rate”: for any Interest Period with respect to a Term Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if the Eurodollar Rate shall be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 7.1.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Guarantor for or the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Guarantor, including under the keepwell provisions in the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.22) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.2(b) or (e), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exempt Subsidiary”: each of the Noble Road Entity and the Pine Bend Entity, but only so long as any of the Capital Stock of the applicable Person is owned by a third party unaffiliated with the Borrower or any of its Subsidiaries.

“Existing Accounts”: as defined in Section 4.23.

“Facilities”: the Term A-1 Facility and the Term A-2 Facility, and each individually a “Facility”.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate”: for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee”: any fee due to any Agent or any Lender hereunder or under any of the Loan Documents.

“Fee Letter”: any letter agreement between the Borrower (or any parent or Affiliate thereof) and any Agent regarding fees payable hereunder, and including (without limitation) that certain fee letter dated as of September 29, 2021 by and among Opal Fuels, LLC, of which the Borrower is a wholly-owned subsidiary, Bank of America and BofA Securities, Inc.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Former Plan”: any employee benefit plan in respect of which the Borrower or a Commonly Controlled Entity could incur liability because of Section 4069 or Section 4212(c) of ERISA.

“Fortistar”: Fortistar, LLC, a Delaware limited liability company.

“Funded Debt”: as of any date of determination, calculated for the Borrower and its Consolidated Subsidiaries, the sum of (without duplication) all Indebtedness of a type described in clauses (a) through (g) inclusive (and, without duplication, all Guaranties of such Indebtedness) of the definition of “Indebtedness” set forth in this Section 1.1. Notwithstanding anything to the contrary herein, Funded Debt shall not include any Indebtedness outstanding on any determination date which is to be refinanced pursuant to a refinancing permitted under this Agreement with the proceeds of previously incurred refinancing Indebtedness that is included in Funded Debt on such date.

“GAAP”: generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”: any nation or government, any state, county, city or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Grantors”: each Obligor and any other Person that may hereafter join and enter into any Security Document as a grantor of a security interest in any Collateral securing the whole or any part of the Obligations.

“Guarantors”: each of (a) TruStar Energy LLC, a Delaware limited liability company, (b) Beacon HoldCo LLC, a Delaware limited liability company, (c) Opal Environmental Credit Marketing LLC, a Delaware limited liability company, (d) Opal Fuel Services, LLC, a Delaware limited liability company, (e) Beacon RNG LLC, a Delaware limited liability company, (f) Beacon RNG Acquisition LLC, a Delaware limited liability company, (g) Beacon Landfill Gas Holdings LLC, a Delaware limited liability company, (h) Greentree Landfill Gas Company, LLC, a Pennsylvania limited liability company, (i) Imperial Landfill Gas Company LLC, a Pennsylvania limited liability company, (j) OPAL Station Holdings LLC, a Delaware limited liability company, (k) OPAL Dispensing LLC, a Delaware limited liability company, (l) OPAL Station Services LLC, a Delaware limited liability company, (m) the Parent, (n) each other Subsidiary of the Borrower on the Closing Date other than the Closing Date Dissolution Subsidiaries, (o) each other wholly-owned Subsidiary of the Borrower that is or becomes a Guarantor or Grantor pursuant to the terms of the Loan Documents (which such Person shall join and enter into this Agreement or another Guaranty as a Guarantor as provided herein), including in connection with any Specified Acquisition, (p) to the extent still in existence on the date that is ninety (90) days after the Closing Date, each of the Closing Date Dissolution Subsidiaries and (q) any other Person that may hereafter join and enter into any Guaranty as a guarantor of the whole or any part of the Obligations.

“Guaranty”: the guaranty set forth in Article 8 and any other guaranty of the Obligations executed by a Guarantor in favor of the Administrative Agent for the benefit of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

“Guaranty Obligation”: of or by any Person shall mean any obligation, contingent or otherwise, of such Person, guaranteeing or entered into for the purpose of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (c) to maintain working capital, equity or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness, and any other contract which, in economic effect, is substantially equivalent to a guarantee; provided, however, that the term “Guaranty Obligation” shall not include endorsements for collection or deposit of instruments in the ordinary course of business.

“Hazardous Substances”: any and all wastes, materials and substances, whether solid, liquid or gaseous, (a) defined as “hazardous substances” or “toxic substances” in any Environmental Law, (b) otherwise protected against by any Environmental Law, or (c) the discharge, spillage, uncontrolled loss, seepage or filtration of which constitutes a violation of any Environmental Law, including, without limitation, radioactive waste, asbestos, asbestos-containing materials, radon gas, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum products and by-products and oil.

“Hedge Agreement”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value”: in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Indebtedness”: of any Person at any date, (a) all indebtedness, liabilities and obligations of such Person for borrowed money (including, in the case of the any Obligor, without duplication, indebtedness hereunder), (b) all indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of acceptances (as defined in Section 3-410 of the UCC) issued or created for the account of such Person, (e) the undrawn amount of all letters of credit issued for the account of such Person and (without duplication) all unreimbursed drafts drawn thereunder, (f) all indebtedness of such Person for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (g) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (f) above secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (h) all Guaranty Obligations of such Person, in each case determined as at such date, without duplication and in accordance with GAAP and (i) all net obligations of such Person under any Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such partnership Indebtedness is without recourse to such general partner. The term “Indebtedness”, when used with respect to any Person, shall include all liabilities and obligations of such Person in respect of any of the items specified above, irrespective of whether GAAP requires that such liabilities and obligations be reported as indebtedness on such Person’s financial statements or whether such Person actually reports such liabilities and obligations as indebtedness on its financial statements. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor or Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 10.2(b).

“Interest Expense”: with respect to any period for any Person, the aggregate amount of interest payable by such Person during such period (determined in accordance with GAAP) in respect of its Indebtedness (including interest payable hereunder and imputed interest under Capital Leases, but excluding interest paid in kind, and all net payment obligations pursuant to Hedge Agreements), whether or not actually paid.

“Interest Payment Date”: (a) as to any Term Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date; provided, however, that if any Interest Period for a Term Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period”: as to each Term Loan bearing interest at the Eurodollar Rate, the period commencing on the date such Term Loan is disbursed or converted to or continued as a Term Loan bearing interest at the Eurodollar Rate and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Notice of Borrowing; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investments”: in any Person means (a) any purchase or acquisition (whether for cash, property, services or securities or otherwise, and whether structured as an acquisition or as a merger or consolidation or otherwise) of any share of Capital Stock, any bond, note, debenture or other evidence of indebtedness, or any other security, issued by such Person, or of any partnership or other ownership interest in such Person, or any binding obligation or option to make such purchase or acquisition, (b) any loan, advance, or extension of credit to, any deposit with, and any contribution to the capital of, such Person, and any commitment to make such loan, advance, extension of credit, deposit or contribution to capital, and (c) any purchase of all or any integral part of the business of such Person or assets comprising such business or part thereof, and any binding obligation or option to make such purchase; provided, however, that the term “Investment” shall not include (a) current trade and customer accounts receivable for services rendered in the ordinary course of business of such Person and payable in accordance with customary trade terms and other investments in accounts, contract rights and chattel paper arising or acquired in the ordinary course of business of such Person or (b) Capital Stock or other securities acquired in connection with the satisfaction or enforcement of debts or claims due or owing or as security for any such debts or claims, provided that such debts or claims were not created for the purpose of or with a view to acquiring such stock or other securities.

“LCFS”: the regulatory program and policies established under the California Low Carbon Fuel Standard Regulation as set forth in Title 17, California Code of Regulations (CCR), §95480 et seq., and each successor regulation.

“Lender” and “Lenders”: as defined in the preamble hereto.

“Lending Office”: as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Leverage Ratio”: as determined as of the last day of any Calculation Period, calculated for the Borrower and its Consolidated Subsidiaries, the ratio of (a) (i) Funded Debt as of such date of determination to (b) EBITDA for the period consisting of the Calculation Period ending on such date.

“LIBOR”: as defined in the definition of “Eurodollar Rate”.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (whether statutory, consensual or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: as of any time of measurement thereof, the sum (without duplication) of the following at such time: (a) Unrestricted Cash and Cash Equivalents of each Obligor held in a deposit account with a Lender or over which the Administrative Agent has a deposit account control agreement plus (b) during the Term A-1 Commitment Period, the aggregate Term A-1 Commitments then outstanding and available for the borrowing of Advances of Term A-1 Loans pursuant to Section 2.1.

“Loan Documents”: this Agreement, the Note, the Security Documents, each Fee Letter, and any and all other agreements, instruments and documents, including any subordination agreements, intercreditor agreements, guaranties, pledges, powers of attorney, consents or other agreements and all other writings heretofore, now or hereafter executed by the Borrower or any other Obligor or Guarantor or delivered to the Administrative Agent or any Lender in respect of the transactions contemplated by this Agreement (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Losses”: as defined in Section 10.2(b).

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower, any Obligor or any Guarantor to perform its payment obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower, any Obligor or any Guarantor of any Loan Document to which it is a party.

“Material Contract”: any license, permit, certificate, consent, approval, authorization, contract or agreement, whether presently existing or hereafter granted to or obtained by any Obligor or any of their Subsidiaries (including for this purpose, the New River Entity, the Noble Road Entity and the Pine Bend Entity as of and after the acquisition thereof) for which the breach, termination, non-performance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Deposit Account”: at any time, any deposit account, securities account or commodities account maintained by an Obligor that either (a) is an account into which any payment with respect to any Collateral (including any environmental credits) is deposited, or to which the obligor thereof is directed to make any such deposit, or (b) had average daily credit balances in excess of $250,000 during the immediately preceding three-month period, other than (i) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by applicable Requirements of Law, (ii) zero balance disbursement accounts and (iii) any account into which cash or Cash Equivalents are deposited as collateral to secure Indebtedness permitted pursuant to Section 6.10(e) to the extent the associated Lien is permitted by Section 6.11.

“Material Environmental Amount”: any amount payable by any Obligor or any Subsidiary in respect of or under any Environmental Law for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, that could reasonably be expected to have a Material Adverse Effect.

“Material Operational Asset” means any asset, including without limitation any intellectual property, that is material to the operation or conduct of the ordinary business of the Borrower or any Subsidiary.

“Maturity Date”: April 22, 2025, or such earlier date on which the Term Loans become due and payable hereunder (whether by reason of acceleration, notice of prepayment or otherwise); provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New River Acquisition”: the acquisition by an Obligor, either directly or through one or more wholly-owned Subsidiaries of an Obligor (each of which such Subsidiaries, if any, shall comply with the provisions of Section 6.21) of New River HoldCo in accordance and compliance with the New River Acquisition Conditions.

“New River Acquisition Conditions”: each of (a) the payment by an Obligor of not more than $15,000,000 in cash consideration for New River HoldCo (it being understood that additional consideration may be paid in the form of common Capital Stock of the Parent, the Borrower or an Obligor), (b) receipt by the Administrative Agent of a Project Acquisition Certification with respect to the New River Facility, in form and substance reasonably satisfactory to the Administrative Agent, (c) after consummation of the New River Acquisition, an Obligor owns 100% of the Capital Stock of New River HoldCo which in turn owns 100% of the Capital Stock of the New River Entity and (d) as of the date of consummation of such acquisition, neither the New River Entity nor any Obligor has received a notice of default, termination or nonrenewal of or under any Material Contract then in effect that has not been rescinded, cured or waived.

“New River Entity”: New River RNG LLC, a Delaware limited liability company, which is the Person that owns the New River Facility. The New River Entity shall comply with the provisions of Section 6.21 in connection with the consummation of the New River Acquisition.

“New River Facility”: the landfill methane recapture project located in Raiford, Florida.

“New River HoldCo”: New River HoldCo LLC, a Delaware limited liability company, which owns 100% of the Capital Stock of the New River Entity. New River HoldCo shall comply with the provisions of Section 6.21 in connection with its acquisition.

“Noble Road Acquisition”: the acquisition by an Obligor, either directly or through one or more wholly-owned Subsidiaries of an Obligor (each of which such Subsidiaries, if any, shall comply with the provisions of Section 6.21) of Noble Road HoldCo in accordance and compliance with the Noble Road Acquisition Conditions.

“Noble Road Acquisition Conditions”: each of (a) the payment by an Obligor of not more than $12,500,000 in cash consideration for Noble Road HoldCo, as the owner of not less than 50% of the Capital Stock of the Noble Road Entity (it being understood that additional consideration may be paid in the form of common Capital Stock of the Parent, the Borrower or an Obligor), (b) receipt by the Administrative Agent of a Project Acquisition Certification with respect to the Noble Road Facility, in form and substance reasonably satisfactory to the Administrative Agent, (c) after consummation of the Noble Road Acquisition, an Obligor owns 100% of the Capital Stock of Noble Road HoldCo which in turn owns not less than 50% of the Capital Stock of the Noble Road Entity and (d) as of the date of consummation of such acquisition, neither the Noble Road Entity nor any Obligor has received a notice of default, termination or nonrenewal of or under any Material Contract then in effect that has not been rescinded, cured or waived.

“Noble Road Entity”: Noble Road RNG LLC, a Delaware limited liability company, which is the Person that owns the Noble Road Facility.

“Noble Road Facility”: the landfill methane recapture project located in Shiloh, Ohio.

“Noble Road HoldCo”: Noble Road HoldCo LLC, a Delaware limited liability company, which owns not less than 50% of the Capital Stock of the Noble Road Entity. Noble Road HoldCo shall comply with the provisions of Section 6.21 in connection with its acquisition.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.3 and (b) has been approved by the Required Lenders (to the extent such consent, waiver or amendment requires the approval of all Lenders).

“Note”: a promissory note made by the Borrower in favor of a Lender evidencing Term A-1 Loans or Term A-2 Loans, as applicable, made by such Lender, substantially in the form of Exhibits A-1 and A-2.

“Notice of Borrowing”: a notice of (a) an Advance of Term Loans or (b) a continuation of Term Loans, pursuant to Section 2.1, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Loan Prepayment”: a notice of prepayment with respect to a Term Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations”: all indebtedness and other liabilities and obligations of the Obligors and Guarantors hereunder or under any other Loan Document including, without limitation, (a) the obligation to repay the Term Loans in full when due, (b) the obligation to pay interest on the Term Loans at the rates and on the dates specified herein, (c) the obligation to pay the Fees in full when due at the rates and on the dates specified herein, (d) the obligation to indemnify Administrative Agent or any Lender as provided herein or in any other Loan Document, (e) the obligation to pay costs and expenses as provided herein or in any other Loan Document, (f) the obligation to pay all other amounts specified herein or in any other Loan Document, (g) any Secured Hedge Obligations and (h) any Secured Cash Management Obligations.

“Obligors”: collectively, the Borrower and the Guarantors other than the Parent.

“Opal Company”: Opal HoldCo and any direct or indirect Subsidiary of Opal HoldCo.

“Opal HoldCo”: Opal HoldCo LLC, a Delaware limited liability company.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Rate Early Opt-in”: the Administrative Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election and (b) Section 3.6(c)(ii) and clause (2) of the definition of “Benchmark Replacement”.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.4).

“Parent”: Opal Fuels LLC, a Delaware limited liability company and the direct owner of 100% of the issued and outstanding Capital Stock of the Borrower.

“Participant”: as defined in Section 10.7(d).

“Participant Register”: the meaning specified in Section 10.7(d).

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Liens”: as defined in Section 6.11.

“Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Permitted Tax Distributions”: for the Borrower, so long as such Person is classified as a partnership or disregarded entity for U.S. federal income tax purposes and that has not elected to be treated as a corporation for U.S. federal tax purposes, a declaration and payment of a dividend or making of a distribution by such Person to the holders of such Person’s Capital Stock in an aggregate amount not greater than the amount necessary for such holders to pay their actual state and United States income tax liabilities based on the highest blended marginal effective income tax rate with respect to income earned by such holders after deducting any unused prior losses.

“Pine Bend Acquisition”: the acquisition by an Obligor, either directly or through one or more wholly-owned Subsidiaries of an Obligor (each of which such Subsidiaries, if any, shall comply with the provisions of Section 6.21) of Pine Bend HoldCo in accordance and compliance with the Pine Bend Acquisition Conditions.

“Pine Bend Acquisition Conditions”: each of (a) the payment by an Obligor of not more than $7,500,000 in cash consideration for the Pine Bend Entity, as the owner of not less than 50% of the Capital Stock of the Pine Bend Entity (it being understood that additional consideration may be paid in the form of common Capital Stock of the Parent, the Borrower or an Obligor), (b) receipt by the Administrative Agent of a Project Acquisition Certification with respect to the Pine Bend Facility, in form and substance reasonably satisfactory to the Administrative Agent, (c) after consummation of the Pine Bend Acquisition, an Obligor owns 100% of the Capital Stock of Pine Bend HoldCo which in turn owns not less than 50% of the Capital Stock of the Pine Bend Entity and (d) as of the date of consummation of such acquisition, neither the Pine Bend Entity nor any Obligor has received a notice of default, termination or nonrenewal of or under any Material Contract then in effect that has not been rescinded, cured or waived.

“Pine Bend Entity”: Pine Bend RNG LLC, a Delaware limited liability company, which is the Person that owns the Pine Bend Facility.

“Pine Bend Facility”: the landfill methane recapture project located in Inver Grove Heights, Minnesota.

“Pine Bend HoldCo”: Pine Bend HoldCo LLC, a Delaware limited liability company, which owns not less than 50% of the Capital Stock of the Pine Bend Entity. Pine Bend HoldCo shall comply with the provisions of Section 6.21 in connection with its acquisition.

“Plan”: any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.3.

“Post-Default Rate”: on any date, a rate that is equal to the interest rate otherwise applicable to the Term Loans on such date, plus four percent (4%).

“Project Acquisition Certification”: with respect to the Noble Road Facility, the Pine Bend Facility or the New River Facility, a certification by the Borrower and Luminate LLC or another independent third party agreed by the Borrower and the Administrative Agent that (a) the relevant facility is commercially operational and able to produce pipeline quality methane at the capacity and to the specifications required to perform per the model provided to the Lenders prior to the Closing Date, (b) the relevant facility does not require additional capital expenditures to initiate operations, other than amounts as identified in a punchlist provided to the Administrative Agent, (c) all material licenses, permits and approvals have been obtained that are required for the project of such facility to operate commercially and (d) all construction liens on any property of the project of such facility have been released, and the EPC contractor has provided a lien waiver with respect thereto.

“Properly Contested”: as defined in Section 6.2.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 6.3.

“Recipient”: the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor or Guarantor hereunder.

“Register”: as defined in Section 10.7(c).

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Release”: any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Compliance Event”: if any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period has been waived.

“Required Lenders”: as of any date of determination, (i) if there is only one Lender, such Lender, (ii) if there are only two (2) Lenders, both of such Lenders and (iii) if there are more than two (2) Lenders, Lenders having in aggregate unfunded Commitments (if any) and outstanding Term Loans of more than fifty percent (50.0%) of the then outstanding unfunded Commitments and outstanding Term Loans; provided that the Commitment of, and the portion of any Term Loan held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that at any time that there are two (2) or more Lenders party to this Agreement, the term “Required Lenders” must include at least two (2) Lenders (Lenders that are Affiliates or Approved Funds of each other shall be deemed to be a single Lender for purposes of this definition).

“Requirement of Law”: to any Person, the articles or certificate of incorporation, declaration of trust, partnership agreement and by-laws or other organizational or governing documents of such Person, and all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law and in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject.

“Rescindable Amount”: as defined in Section 2.10(b)(ii).

“Resolution Authority”: an EEA Resolution Authority or with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive or chief financial officer of the Borrower or other officer of the Borrower having primary responsibility for the Borrower’s financial affairs, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.1, the secretary or any assistant secretary of any Obligor or Guarantor. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor or Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Obligor or Guarantor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor or Guarantor.

“Restricted”: when referring to cash or Cash Equivalents of any Obligor, that such cash or Cash Equivalents (a) are indicated as “restricted” (or such similar language) on a Consolidated balance sheet of the Borrower (unless such indication is related to the Loan Documents or the Liens created thereunder), (b) are subject to any Lien in favor of any Person (other than Liens permitted under Section 6.11(a) or (j)), or (c) are not otherwise generally available for use by such Obligor (unless such restriction is related to the Loan Documents or the Liens created thereunder).

“Restricted Payment”: with respect to any Person, (a) the declaration or payment by such Person of any dividend (other than a dividend payable solely in Capital Stock of such Person) or any other distribution on any share of Capital Stock of such Person, (b) the purchase, redemption or retirement by such Person of any share of its Capital Stock, (c) any payment by such Person resulting in the reduction of the capital of such Person, or (d) the payment by such Person of any amount, including principal and interest, of subordinated indebtedness of such Person.

“Restricted Group”: collectively, the Borrower and its Subsidiaries.

“Restricted Group Member”: any Person in the Restricted Group.

“RIN”: any “Renewable Identification Numbers” generated to represent a volume of renewable fuel as set forth in the US Environmental Protection Agency’s (or its successor agency’s) Renewable Fuel Standard regulations as set forth in 40 C.F.R. § 80.1400 et seq.

“Sanctioned Country”: a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person”: any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“SEC”: the United States Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement”: (a) any Cash Management Agreement in effect on the Closing Date between or among any Obligor and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Cash Management Agreement entered into after the Closing Date between or among any Obligor and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Cash Management Agreement is entered into.

“Secured Cash Management Obligations”: all existing or future payment and other obligations owing by any Obligor under any Secured Cash Management Agreement.

“Secured Hedge Agreement”: (a) any Hedge Agreement in effect on the Closing Date between or among any Obligor and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Hedge Agreement entered into after the Closing Date between or among any Obligor and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Hedge Agreement is entered into.

“Secured Hedge Obligations”: all existing or future payment and other obligations owing by any Obligor under any Secured Hedge Agreement; provided that the “Secured Hedge Obligations” of an Obligor shall exclude any Excluded Swap Obligations with respect to such Obligor.

“Security Agreement”: as defined in Section 5.1(a)(iii).

“Security Documents”: collectively, the Security Agreement, each financing statement or other document executed, filed or recorded in connection with the foregoing, and any and all other agreements, instruments and documents now or hereafter executed by any Grantor or any other Person or delivered to the Administrative Agent or any Lender, pursuant to which any Lien is created in favor of the Administrative Agent to secure all or any portion of the Obligations.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: the meaning assigned to that term in the definition of “Daily Simple SOFR”.

“SOFR Early Opt-in”: the Administrative Agent and the Borrower have elected to replace LIBOR pursuant to (a) an Early Opt-in Election and (b) Section 3.6(c)(i) and clause (1) of the definition of “Benchmark Replacement”.

“Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Specified Acquisitions”: the New River Acquisition, the Noble Road Acquisition and the Pine Bend Acquisition.

“Specified Equity Contribution”: the meaning specified in Section 6.25(c).

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; and “wholly-owned Subsidiary” means, as to any Person, a corporation, partnership or other entity all of whose shares of stock or other ownership interests are owned by such Person or by one or more wholly owned Subsidiaries of such Person (provided that any Subsidiary shall be “wholly-owned” unless shares of stock or other ownership interests are held by third-parties unaffiliated with the Borrower that own such shares or other ownership interests for a legitimate business purpose and not for the purpose of avoiding such Subsidiary being “wholly-owned” pursuant to this Agreement). Unless otherwise specified, all references to “Subsidiaries” or “wholly-owned Subsidiaries” shall be deemed to refer to Subsidiaries or wholly-owned Subsidiaries of the Borrower (and not the Parent).

“Swap Obligation”: with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-1 Commitment”: with respect to any Lender, its commitment to make Advances of the Term A-1 Loan to the Borrower during the Term A-1 Commitment Period pursuant to Section 2.1 in the amount set forth opposite such Lender’s name on Schedule 2. The aggregate Term A-1 Commitments on the Closing Date are $90,000,000.

“Term A-1 Commitment Period”: the period commencing on the Closing Date and ending on the Term A-1 Commitment Period Termination Date.

“Term A-1 Commitment Period Termination Date”: the earliest of (a) December 31, 2021 and (b) the date on which the Term A-1 Commitments equal $0 (whether as a result of Advances under Section 2.1 or the termination of undrawn Term A-1 Commitments pursuant to Section 2.14(b), Section 7.4 or otherwise).

“Term A-1 Facility”: at any time, (a) the aggregate amount of the Term A-1 Commitments at such time, and (b) the aggregate principal amount of the Term A-1 Loans of all Term A-1 Lenders outstanding at such time. The Term A-1 Facility shall be denominated in Dollars.

“Term A-1 Lender”: at any time, any Lender that has a Term A-1 Commitment or that holds Term A-1 Loans at such time.

“Term A-1 Loan”: as defined in Section 2.1.

“Term A-2 Commitment”: with respect to any Lender, its commitment to make Advances of the Term A-2 Loan to the Borrower during the Term A-2 Commitment Period pursuant to Section 2.1 in the amount set forth opposite such Lender’s name on Schedule 2. The aggregate Term A-2 Commitments on the Closing Date are $35,000,000.

“Term A-2 Commitment Period”: the period commencing on the Closing Date and ending on the Term A-2 Commitment Period Termination Date.

“Term A-2 Commitment Period Termination Date”: the earliest of (a) June 30, 2022 and (b) the date on which the Term A-2 Commitments equal $0 (whether as a result of Advances under Section 2.1 or the termination of undrawn Term A-2 Commitments pursuant to Section 2.14(b), Section 7.4 or otherwise).

“Term A-2 Facility”: at any time, (a) the aggregate amount of the Term A-2 Commitments at such time, and (b) the aggregate principal amount of the Term A-2 Loans of all Term A-2 Lenders outstanding at such time. The Term A-2 Facility shall be denominated in Dollars.

“Term A-2 Lender”: at any time, any Lender that has a Term A-2 Commitment or that holds Term A-2 Loans at such time.

“Term A-2 Loan”: as defined in Section 2.1.

“Term Loan”: individually or collectively, as the context may indicate, a Term A-1 Loan or a Term A-2 Loan.

“Term SOFR”: for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Trading with the Enemy Act”: as defined in Section 4.24(a).

“UCC”: the Uniform Commercial Code as adopted in New York and from time to time in effect.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Underfunding”: an excess of the present value of all accumulated benefits under a Plan (based on those assumptions used to fund such Plan), over the aggregate market value of the assets of such Plan allocable to such accumulated benefits, determined in each case as of the most recent annual valuation date.

“Unrestricted”: when referring to cash or Cash Equivalents of any Obligor, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Affiliate”: any Affiliate of the Borrower that is not a Subsidiary.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent”: the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational or governing documents of a Person) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of the Borrower as at December 31, 2020, the related audited Consolidated statements of income and members’ equity and of cash flows of the Borrower for the fiscal year then ended, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for the fiscal year ended December 31, 2020 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary.

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

ARTICLE 2 CREDIT TERMS.

2.1 The Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees:

(a) to make term loans (each such term loan, a “Term A-1 Loan”) under the Term A-1 Facility to the Borrower up to three times after the Closing Date, on any Business Day during the Term A-1 Commitment Period, in an amount for each such Advance not to exceed such Term A-1 Lender’s then-unused Term A-1 Commitment; provided that after giving effect to any Advance, (i) the aggregate amount of all Advances of Term A-1 Loans shall not exceed the aggregate Term A-1 Commitments of all Term A-1 Lenders and (ii) the aggregate amount of all Advances made by any Term A-1 Lender shall not exceed such Lender’s Term A-1 Commitment (after giving effect to any reductions of the same); and

(b) to make term loans (each such term loan, a “Term A-2 Loan”) under the Term A-2 Facility to the Borrower up to three times after the Closing Date, on any Business Day during the Term A-2 Commitment Period, to fund the cash consideration for the Specified Acquisitions in an amount for each such Advance not to exceed such Term A-2 Lender’s then-unused Term A-2 Commitment; provided that amount of such Advance shall not exceed the cash consideration for the Specified Acquisition to be funded with such Advance (subject to the cap therefor set forth in Section 5.3 for such Specified Acquisition) and after giving effect to any Advance, (i) the aggregate amount of all Advances of Term A-2 Loans shall not exceed the aggregate Term A-2 Commitments of all Term A-2 Lenders and (ii) the aggregate amount of all Advances made by any Term A-2 Lender shall not exceed such Lender’s Term A-2 Commitment (after giving effect to any reductions of the same).

2.2 [Reserved.]

2.3 Procedure for Borrowing.

(a) Each Advance, each continuation and (to the extent applicable herein) each conversion of Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the requested date of any Advance or continuation (or, to the extent applicable and permitted herein, conversion) of Term Loans. Each Advance or continuation (or, to the extent applicable and permitted herein, conversion) of Term Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (unless otherwise agreed by the Administrative Agent, and except any advance of a Term A-2 Loan may equal the cash consideration for the Specified Acquisition to be funded with such Advance (subject to the cap therefor set forth in Section 5.3 for such Specified Acquisition)). Each Notice of Borrowing shall specify (i) whether the Borrower is requesting an Advance, a continuation or (to the extent permitted hereunder) any conversion of Term Loans, (ii) the requested date of the Advance, continuation or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, continued or converted, (iv) the duration of the Interest Period with respect thereto and (v) the Facility for such Advance (Term A-1 Facility or Term A-2 Facility). If the Borrower fails to give a timely notice requesting a continuation of Term Loans from one Interest Period to another, then the applicable Term Loans shall be continued as Term Loans with an Interest Period of one month. If the Borrower requests an Advance or continuation of Term Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Notice of Borrowing that fails to specify the Facility shall be required to be honored by the Administrative Agent. For the avoidance of doubt, the only conversions of Term Loans permitted hereunder will be (x) the conversion of Base Rate Loans permitted or required to be outstanding pursuant to any of Sections 2.3, 3.5 or 3.6 to Term Loans bearing interest at the Eurodollar Rate at a time when the circumstance that gave rise to such Base Rate Loans being outstanding cease to exist and (y) the automatic conversion of Term Loans bearing interest at the Eurodollar Rate to Base Rate Loans pursuant to this Agreement.

(b) Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Facility and Term Loans, and if no timely notice of a continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic continuation with a one-month Interest Period described in the preceding clause. In the case of an Advance, each applicable Lender shall make the amount of its applicable Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Advance is the initial Advance, Section 5.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term Loan may be continued only on the last day of an Interest Period for such Term Loan. During the existence of a Default, no Term Loans may be requested as Term Loans based on the Eurodollar Rate without the consent of the Required Lenders. If any Default exists as of the last day of any Interest Period with respect to any Term Loan, such Term Loan shall automatically be continued as a Term Loan based on the Eurodollar Rate with an Interest Period of one month.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Loans upon determination of such interest rate.

(e) After giving effect to all Advances and all continuations of Term Loans, there shall not be more than ten Interest Periods in effect with respect to the Term Loans.

2.4 Repayment of Term Loans.

(a) The Borrower shall repay:

(i) the principal amount of the Term A-1 Loans in successive monthly installments equal to 1.79% of the aggregate amount of Advances under the Term A-1 Facility during the Term A-1 Commitment Period, each such payment to be made on the last Business Day of each calendar month commencing with the last Business Day of March 2022, and a final installment payable on the Maturity Date in an amount equal to the aggregate then remaining unpaid principal balance of the Term A-1 Loans; and

(ii) the principal amount of the Term A-2 Loans in successive monthly installments equal to 2.00% of the aggregate amount of Advances under the Term A-2 Facility during the Term A-2 Commitment Period, each such payment to be made on the last Business Day of each calendar month commencing with the last Business Day of September 2022, and a final installment payable on the Maturity Date in an amount equal to the aggregate then remaining unpaid principal balance of the Term A-2 Loans.

(b) Each payment of principal shall be accompanied by payment in full of all accrued and unpaid interest on the applicable Term Loans. Notwithstanding anything to the contrary contained herein, the outstanding principal amount of the Term Loans of each Facility and all accrued and unpaid interest thereon and any other amounts due and unpaid hereunder shall be paid in full on the Maturity Date. No repayment or prepayment of the Term Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Term Loans.

2.5 Evidence of Indebtedness.

(a) The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.7(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.

(b) Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note for each Facility, which shall evidence such Lender’s Term A-1 Loans or Term A-2 Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its respective Notes for each Facility and endorse thereon the date, amount and maturity of its Term A-1 Loans or Term A-2 Loans and payments with respect thereto.

2.6 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans of either Facility in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term Loans bearing interest based on the Eurodollar Rate and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount of Term Loans then outstanding under the applicable Facility. Each such notice shall specify the date and amount of such prepayment, the Facility with respect to which Term Loans are being prepaid and, if applicable, the Interest Period(s) of such Term Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.3. Subject to Section 2.13, each such prepayment shall be applied to the Term Loans of the applicable Lenders under each Facility in accordance with their respective Applicable Percentages with respect to such Facility.

(b) Any prepayment under clause (a) of this Section shall be applied, first, to interest then due and then to the installments of principal on the Term Loans to be prepaid (i) so long as no Default has occurred and is continuing, in the order directed by the Borrower, and (ii) if a Default has occurred and is continuing, in inverse order of maturity.

(c) In the event of the exercise of a Specified Equity Contribution pursuant to Section 6.25(c), the Borrower shall apply the Specified Equity Contribution to prepay the Term Loans as provided in Section 6.25(c). Any prepayment of a Term Loan pursuant to this Section 2.6(c) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.3. Subject to Section 2.13, each such prepayment shall be applied to the Term Loans of the applicable Lenders in accordance with their respective Applicable Percentages with respect to such Facility.

2.7 Interest Rates and Payment Dates.

(a) Subject to the provisions of subsection (b) below, (i) each Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. For the avoidance of doubt, Base Rate Loans shall only be outstanding under this Agreement as provided by Sections 2.3, 3.5 or 3.6.

(b) Notwithstanding the foregoing:

(i) if any amount of principal of any Term Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall bear interest at a fluctuating interest rate per annum at all times from the occurrence of such Event of Default (after as well as before judgment) equal to the Post-Default Rate to the fullest extent permitted by Requirements of Law;

(ii) after the occurrence and during the continuance of any other Event of Default, upon written notice to the Borrower from Required Lenders (or from Administrative Agent at the direction of Required Lenders) interest shall accrue (after as well as before judgment) with respect to all outstanding Obligations (including, without limitation, the principal amount of the Term Loans, all interest accrued thereon, and all fees and other amounts owing hereunder or under any other Loan Document) at the Post-Default Rate; and

(iii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.8 Fees.

(a) On the Closing Date and from time to time, the Borrower shall pay the fees set forth herein or in any Fee Letter, which fees shall be fully earned and nonrefundable, and shall be payable in accordance with the terms hereof or of the applicable Fee Letter, as the case may be.

(b) The Borrower shall pay to the Administrative Agent for the ratable benefit of the Term A-2 Lenders a commitment fee (the “Commitment Fee”) equal to the actual daily unused amount of the Term A-2 Lenders’ respective Term A-2 Commitments for the period commencing on the Closing Date and ending on the Term A-2 Commitment Period Termination Date at a rate per annum equal to 0.50 percent (0.50%). The Commitment Fee shall be payable in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of December 2021, and on the Term A-2 Commitment Period Termination Date. The Commitment Fee shall be calculated quarterly in arrears.

2.9 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.

(b) Each determination of an interest rate or fee by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance of Term Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Advance. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made the payment on the date that the payment is due and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of any Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Advance set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.2(c) are several and not joint. The failure of any Lender to make any Term Loan or to make any payment under Section 10.2(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 10.2(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

2.11 Use of Loan Proceeds. The Borrower shall use the proceeds of (a) the Term A-1 Loans solely to refinance existing debt pursuant to Section 5.1(a)(iv), fund working capital and other general corporate purposes not otherwise prohibited by this Agreement or any other Loan Document (including the making of any permitted Restricted Payment, but excluding the funding of any consideration for any Specified Acquisition) and (b) the Term A-2 Loans for Specified Acquisitions (in the case of each Specified Acquisition, subject to the terms and Advance caps in connection therewith set forth in Sections 2.1 and 5.3).

2.12 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Obligor and Guarantor consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor or Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor or Guarantor in the amount of such participation.

2.13 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.3;

(ii) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.8(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); and

(iii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the conditions set forth in Section 5.2 (and, if applicable, Section 5.3) were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans under the applicable Facility are held by the Lenders under such Facility pro rata in accordance with the Commitments hereunder with respect to such Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.14 Termination or Reduction of Commitments.

(a) Voluntary. The Borrower may, upon notice to the Administrative Agent, terminate any unused Term A-1 Commitments or Term A-2 Commitments, or from time to time permanently reduce any unused Term A-1 Commitments or Term A-2 Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or, if less, the aggregate unused Commitments with respect to the applicable Facility). The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of unused Term A-1 Commitments or Term A-2 Commitments. Any reduction of unused Term A-1 Commitments or Term A-2 Commitments shall be applied to the Term A-1 Commitments or Term A-2 Commitments of each applicable Lender under such Facility according to its Applicable Percentage with respect to such Facility.

(b) Mandatory.

(i) Any remaining Term A-1 Commitments shall be permanently terminated, and the aggregate Term A-1 Commitments reduced to $0, upon the earliest to occur of (A) the date of the third Advance under the Term A-1 Facility (after giving effect to such Advance) and (B) the occurrence of the Term A-1 Commitment Period Termination Date.

(ii) The Term A-2 Commitments shall be permanently reduced on the date of any Advance made to fund any portion of the cash consideration for:

(1) the Noble Road Acquisition (or the consummation of the Noble Road Acquisition without any Advance or the failure of the Noble Road Acquisition to be consummated on or prior to March 31, 2022) by the amount by which such Advance is less than $12,500,000 (or by the full $12,500,000 if the Noble Road Acquisition is consummated without any Advance of Term A-2 Loans or is not consummated on or prior to March 31, 2022);

(2) the Pine Bend Acquisition (or the consummation of the Pine Bend Acquisition without any Advance) by the amount by which such Advance is less than $7,500,000 (or by the full $7,500,000 if the Pine Bend Acquisition is consummated without any Advance of Term A-2 Loans); and

(3) the New River Acquisition (or the consummation of the New River Acquisition without any Advance) by the amount by which such Advance is less than $15,000,000 (or by the full $15,000,000 if the New River Acquisition is consummated without any Advance of Term A-2 Loans).

(iii) Any remaining Term A-2 Commitments shall be permanently terminated, and the aggregate Term A-2 Commitments reduced to $0, upon the earliest to occur of (A) the date of the third Advance under the Term A-2 Facility (after giving effect to such Advance) and (B) the occurrence of the Term A-2 Commitment Period Termination Date.

(c) Fees. All fees accrued until the effective date of any termination of the aggregate Term A-1 Commitments or the Term A-2 Commitments shall be paid on the effective date of such termination.

ARTICLE 3
YIELD PROTECTION AND ILLEGALITY; TAXES.

3.1 Additional Costs; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.1(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Term Loans bearing interest at the Eurodollar Rate made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Term Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Term Loan bearing interest based on the Eurodollar Rate equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.2 Taxes.

(a) Defined Terms. For purposes of this Section 3.2, the term “Requirements of Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor or Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by any Requirement of Law. If any Requirement of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor or Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Obligors and Guarantor. The Obligors and Guarantors shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that an Obligor or Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors and Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (d).

(e) Indemnification by Obligors and Guarantors. Each Obligor and Guarantor shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Obligor or Guarantor to a Governmental Authority as provided in this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders; Tax Documentation.

(i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(1) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. Unless required by applicable Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by an Obligor or Guarantor or with respect to which an Obligor or Guarantor has paid additional amounts pursuant to this Section 3.2, it shall pay to the applicable Obligor or Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor or Guarantor under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Obligor or Guarantor, upon the request of the Recipient, agrees to repay the amount paid over to such Obligor or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Obligor or Guarantor pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Obligor or Guarantor or any other Person.

(i) Survival. Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.3 Indemnity. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.22;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.3, each Lender shall be deemed to have funded each Term Loan made by it at the Eurodollar Rate for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Term Loan was in fact so funded.

3.4 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending or Issuing Office. Each Lender may make any Term Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, or if any Lender gives a notice pursuant to Section 3.5, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.2, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.5, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.4(a), the Borrower may replace such Lender in accordance with Section 10.22.

3.5 Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), any obligation of such Lender to make or continue Term Loans the interest on which is determined by the Eurodollar Rate shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Loans based on the Eurodollar Rate to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans based on the Eurodollar Rate until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.3. For the avoidance of doubt, Base Rate Loans shall not be available under this Agreement other than as a result of a conversion required pursuant to this Section 3.5 or as provided in Section 3.6.

3.6 Inability to Determine Rates.

(a) If in connection with any request for a Term Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Term Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Term Loan (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Term Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term Loans based on the Eurodollar Rate shall be suspended (to the extent of the affected Term Loans or Interest Periods), in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.6(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for an Advance of, conversion to or continuation of Term Loans (to the extent of the affected Term Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an Advance of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.6(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents:

(i) On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. Dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of Dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of “Benchmark Replacement” are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of “Benchmark Replacement” unless the Administrative Agent determines that neither of such alternative rates is available.

(y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(iii) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.

(iv) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.6(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.6(c).

(vi) At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

3.7 Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Obligor and (solely with respect to Sections 4.1, 4.3, 4.4, 4. 4.8, 4.15, 4.16(b), 4.21, 4.24, 4.25 and 4.27) the Parent hereby represents and warrants to the Administrative Agent and the Lenders that:

4.1 Organization, Powers, Compliance. The Parent, each Obligor and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in each jurisdiction in which the character of its respective properties or the transaction of its respective business makes such qualification necessary and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; (b) has full corporate, limited liability company, partnership or other applicable organizational power and authority to own the properties and assets it currently owns and to carry on its business as it is now being conducted; (c) has full corporate, limited liability company, partnership or other applicable organizational power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party; and (d) is not in violation of any Requirement of Law that is applicable to it or any of its properties, which violation could reasonably be expected to have a Material Adverse Effect.

4.2 Capital Stock, Subsidiaries, Fiscal Year.

(a) The authorized, issued and outstanding shares of Capital Stock of each Obligor and each Subsidiary thereof as of the Closing Date (other than the Closing Date Dissolution Subsidiaries) are as set forth in the Disclosure Schedule. All such outstanding shares have been duly authorized, are validly issued and outstanding and are, if applicable, fully paid and non-assessable. As of the Closing Date, there are no outstanding options or other rights pertaining to the Capital Stock of any Obligor or any of their Subsidiaries, other than as set forth in the Disclosure Schedule. No Obligor or any of their Subsidiaries has any obligation to repurchase or redeem any shares of its Capital Stock.

(b) The Disclosure Schedule sets forth the names and jurisdictions of incorporation of, and the names of the beneficial owners of the Capital Stock of, each Obligor and each of their direct Subsidiaries (other than the Closing Date Dissolution Subsidiaries), as of the Closing Date.

(c)  As of the Closing Date, the Borrower has no direct or indirect Subsidiaries other than the Subsidiaries listed on the Disclosure Schedule and the Closing Date Dissolution Subsidiaries.

(d) Each Obligor’s and each other Subsidiary’s fiscal year ends on December 31 and consists of four fiscal quarters ending on March 31, June 30, September 30 and December 31, respectively.

(e) As of the Closing Date, each of the Closing Date Dissolution Subsidiaries is a single-member limited liability company organized in the state of Delaware that has as its sole member Opal Fuel Services LLC, a Delaware limited liability company.

4.3 Authorization, Absence of Conflicts. The execution, delivery and performance by the Parent and each Obligor of each Loan Document to which it is a party, the Borrower’s borrowing hereunder and the creation of security interests in favor of the Administrative Agent pursuant to the Security Documents, (a) have been duly authorized by all requisite corporate, limited liability company, partnership or other applicable organizational action of the Parent or the relevant Obligor, (b) do not require the consent or approval of any stockholders, members, partners or other holders of any Capital Stock of the Parent or any Obligor or, if so, such consent or approval has been obtained and (c) will not (i) violate any Requirement of Law applicable to it, (ii) violate or constitute (with due notice or lapse of time or both) a breach of or a default under any Contractual Obligation under any Material Contract of the Parent or any Obligor or which would otherwise reasonably be expected to result in a Material Adverse Effect, (iii) result in the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of the Parent or any Obligor (other than Permitted Liens), or (iv) require any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, or filing or registration by or with any Governmental Authority or any consent or approval of any other Person, except such filings related to the perfection of Liens granted pursuant to the Security Documents.

4.4 Binding Obligations. This Agreement is, and, upon the delivery thereof to the Administrative Agent or any Lender, each other Loan Document executed and delivered by the Parent or any Obligor will be, legal, valid and binding obligations of the Parent and each Obligor party thereto, enforceable against the Parent or such Obligor in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors’ rights generally at the time in effect and except as specific performance and rights of acceleration may be subject to equitable principles of general applicability.

4.5 Financial Condition and Statements.

(a) The (i) audited consolidated balance sheet of Beacon RNG LLC as at December 31, 2019 and 2020, and the related audited Consolidated statements of income, members’ equity and cash flows of Beacon RNG LLC for each of the fiscal years then ended, (ii) audited consolidated balance sheet of TruStar Energy LLC as at December 31, 2019 and 2020, and the related audited Consolidated statements of income, members’ equity and of cash flows of TruStar Energy LLC for each of the fiscal years then ended, (iii) the unaudited Consolidated balance sheet of Beacon RNG LLC as at June 30, 2021 and the related unaudited Consolidated statements of income, members’ equity and cash flows of Beacon RNG LLC for the six-month period then ended, and (iv) the unaudited Consolidated balance sheet of TruStar Energy LLC as at June 30, 2021 and the related unaudited Consolidated statements of income, members’ equity and cash flows of TruStar Energy LLC for the six-month period then ended, in each case are complete and correct and fairly present the Consolidated financial condition of the relevant Person and its Subsidiaries as at said dates and the results of its operations for the fiscal years or six-month periods, as applicable, then ended, all in accordance with GAAP and practices applied on a consistent basis (subject, in the case of the unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments). For purposes of any representation made pursuant to this Section 4.5(a) after the Closing Date and after any financial statements have been provided pursuant to Section 6.3(a) or (b), the representation and warranty in this Section 4.5 shall be deemed to include the most recently delivered financial statements delivered pursuant to each such section.

(b)  On the dates specified in clause (a) above, no Obligor nor any other Subsidiary had any material obligations or liabilities, direct or contingent (including, without limitation, any liabilities under Environmental Laws), liabilities for taxes, forward or long-term commitments or unrealized or anticipated losses from any commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.

(c) Since December 31, 2020, (i) there has been no material adverse change in the financial condition, operations or business of any Obligor or any other Subsidiary from that set forth in said financial statements as at said date and (ii) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

4.6 Taxes. The Obligors and their Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment made against any of them or any of their respective assets and all other taxes, fees and other charges imposed on any of them by any Governmental Authority, except such taxes, if any, which are not yet delinquent or which are being Properly Contested. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. No tax Liens other than Permitted Liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges. As of the Closing Date, no Obligor nor any other Subsidiary is undergoing any tax audits which would reasonably be expected to have a Material Adverse Effect.

4.7 Title to Properties. Each Obligor and each other Subsidiary owns and has good title or leasehold rights to its assets, free and clear of any Liens other than Permitted Liens, and enjoys peaceful and undisturbed possession under all leases, licenses and other use rights necessary in any material respects for the operation of its assets. Except as filed in connection with Permitted Liens, no mortgage, deed of trust, financing statement or other evidence or notice of a Lien covering all or any part of the assets of any Obligor or any other Subsidiary is on file in any public office.

4.8 Proceedings. As of the Closing Date there is no action, suit, proceeding or claim, at law or in equity, by or before any court, arbitrator, Governmental Authority or other body (including, without limitation, any Environmental Proceeding), now pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Parent or any Obligor, any other Subsidiary or any of their respective properties, rights or assets, which relates to the transactions contemplated hereby or by the other Loan Documents or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.9 Labor Disputes; Collective Bargaining Agreements. As of the Closing Date hereof (a) there are no collective bargaining agreements or other labor contracts covering any Obligor or any other Subsidiary; (b) no such collective bargaining agreement or other labor contract will expire during the term of this Agreement; (c) no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of any Obligor or any other Subsidiary; (d) there is no pending or threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting any Obligor or any other Subsidiary or any of their respective employees; and (e) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the knowledge of the Borrower, threatened against any Obligor or any other Subsidiary by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material.

4.10 Material Contracts; Material Authorizations and Licenses.

(a) No default exists under any Material Contract that has had or could reasonably be expected to have or result in a Material Adverse Effect. As of the Closing Date, to the knowledge of the Borrower, no Restricted Group Member has received a notice of default, termination or nonrenewal of or under any Material Contract then in effect that has not been rescinded, cured or waived.

(b) Each Obligor and each other Subsidiary has all necessary licenses, permits and approvals (including, without limitation, all necessary licenses, permits and authorizations relating to Environmental Laws) to occupy its premises, own its assets and carry on its business, except where the failure to have such license, permit or authorization would not reasonably be expected to have a Material Adverse Effect.

4.11 Intangible Assets. Each Obligor and each other Subsidiary possesses all necessary patents, know-how, trademarks, service marks, trade names, and copyrights, and rights with respect to each of the foregoing, necessary to carry on its business, and the possession and use thereof in its business does not, to the best of the Borrower’s knowledge, conflict with the patents, know-how, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, of any other Person, except where such conflict would not reasonably be expected to have a Material Adverse Effect.

4.12 Condition of Assets. The assets and properties of the Obligors and each other Subsidiary which are reasonably necessary for the operation of their business are in good working condition, ordinary wear and tear expected, and are able to serve the function for which they are currently being used or for which they are intended.

4.13 No Defaults, Compliance With Laws. No Obligor nor any other Subsidiary is in default under any Contractual Obligation, which default would reasonably be expected to have a Material Adverse Effect. Each Obligor and each other Subsidiary has complied and is in compliance in all respects with all Requirements of Law applicable to it, including, without limitation, all applicable Environmental Laws, except for any non-compliance which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.14 Indebtedness and Operations. As of the Closing Date, (a) no Obligor nor any other Subsidiary has any Indebtedness except Indebtedness under the Loan Documents, (b) neither Opal Environmental Credit Marketing LLC nor Opal Fuel Services, LLC has any operations or liabilities, and (c) the aggregate fair market value of all assets of Opal Environmental Credit Marketing LLC and Opal Fuel Services, LLC, combined, is less than $1,000,000.

4.15 Not an Investment Company or Regulated Company.

(a) Neither the Parent, any Obligor nor any other Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which regulates the incurrence by the Parent, any Obligor or any other Subsidiary of indebtedness for or with respect to borrowed money.

(b) Neither the Parent, any Obligor nor any other Subsidiary is subject to regulation as a “public utility” or “public service corporation” or the equivalent under the applicable law of any state relating to public utilities or public service corporations.

4.16 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Loan solely in accordance with Section 2.11.

(b) No part of the proceeds of the Loan will be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect), or for the payment in full or in part of, or to provide credit support for, Indebtedness which was or is to be incurred for such purpose, or to extend credit or support credit extended to others for such purpose. Neither the Parent nor any Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock”.

4.17 [Reserved].

4.18 Burdensome Provisions. No Obligor nor any other Subsidiary is party to or bound by any Requirement of Law or Contractual Obligation, compliance with which could reasonably be expected to have a Material Adverse Effect.

4.19 ERISA. During the five (5) year period ending on the Closing Date (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions has occurred which, either individually or in the aggregate, has resulted or could reasonably be expected to result in a liability to any Obligor or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect: (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any material noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien in favor of the PBGC or a Plan; (f) Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by any Obligor or any other Subsidiary or any Commonly Controlled Entity; (h) any liability of any Obligor or any other Subsidiary or any Commonly Controlled Entity under ERISA if such Obligor, other Subsidiary or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (i) the reorganization or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan; (j) the excess of the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the aggregate liability of any Obligor or any other Subsidiary for post-retirement benefits to be provided to its current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) over the assets under all such Plans; and (k) an event or condition with respect to which any Obligor, other Subsidiary or Commonly Controlled Entity could incur any liability in respect of a Former Plan.

As of the Closing Date the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Commitments.

4.20 Environmental Matters.

(a) To the Borrower’s knowledge, (i) all premises occupied by an Obligor or any other Subsidiary (the “Premises”) and all operations at the Premises are in compliance with all applicable Environmental Laws, (ii) there is no violation of any applicable Environmental Law with respect to the business operated by any Obligor or any Subsidiary (the “Business”), and (iii) there are no conditions relating to the Business or the Premises that could reasonably be expected to give rise to liability under any applicable Environmental Law, except for any such non-compliance with or violation of any applicable Environmental Law could not reasonably be expected to result in the payment of a Material Environmental Amount.

(b) To the Borrower’s knowledge, the Premises do not contain, and have not previously contained, any Hazardous Substances at, on or under the Premises in amounts or concentrations that constitute or constituted a violation of any applicable Environmental Laws except insofar as the presence of any Hazardous Substances is not reasonably likely to result in the payment of a Material Environmental Amount.

(c) No Obligor nor Subsidiary has received any written notice of, or inquiry from any Governmental Authority, of any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Premises or the Business (including, without limitation, any notice that the Premises or any portion thereof has been listed on the national priorities list or any similar state list), except insofar as such notice referred to in this paragraph, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

(d) To the Borrower’s knowledge, Hazardous Substances have not been transported or disposed of from the Premises, or generated, treated, stored or disposed of by or on behalf of any Obligor or any Subsidiary at, on or under the Premises or any other location in violation of any applicable Environmental Law, except insofar as any such violation referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

(e) No judicial proceeding or governmental or administrative action is pending or, to the Borrower’s knowledge, threatened in writing under any Environmental Law to which any Obligor or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, outstanding under any Environmental Law with respect to any Obligor or any Subsidiary, the Premises or the Business, except insofar as such proceeding, action, decree or order referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

(f) There has been no release or, to the Borrower’s knowledge, threat of release of Hazardous Substances at or from the Premises, or arising from or related to the operations of any Obligor or any Subsidiary in connection with the Premises or otherwise in connection with the Business, in violation of any applicable Environmental Law, except insofar as any such violation referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

(g) No Obligor nor any Subsidiary has knowingly assumed any liability of any Person under any applicable Environmental Law, except liability that is not reasonably likely to result in the payment of a Material Environmental Amount.

(h) Each Obligor and each Subsidiary conducts its operations in compliance with applicable Environmental Laws, except where the failure to do so could not reasonably be expected to result in the payment of a Material Environmental Amount.

4.21 Correct Information. The information, schedules, exhibits and reports furnished by the Parent or any Obligor to the Administrative Agent or any Lender in connection with the negotiation and preparation of this Agreement and the other Loan Documents did not contain any omissions or misstatements of fact which would make the statements contained therein misleading or incomplete in any material respect when furnished to the Administrative Agent; provided that, with respect to projected financial information, pro forma financial information, estimated financial information, other projected or estimated information and other forward-looking statements, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such financial projections and forecasts are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent and the Obligors, and are not guarantees of financial performance, that actual results may differ significantly from such financial projections and forecasts and such differences may be material, and no assurances can be given that such financial projections and forecasts will be realized).

4.22 Location of Offices and Collateral. The chief executive office and principal place of business of each Obligor is located at the address set forth in the Disclosure Schedule and the originals of all documents evidencing or relating to the Accounts, Contractual Obligations and other items of Collateral, and the only original books of account and records of any Obligor relating thereto, are kept at the office or offices specified in the Disclosure Schedule. All of the Obligors’ respective inventory and equipment is held at the locations specified in the Disclosure Schedule.

4.23 Deposit, Securities and Commodities Accounts. As of the Closing Date, no Obligor has any deposit accounts, securities accounts or commodities accounts other than the deposit accounts, securities accounts and commodities accounts listed on the Disclosure Schedule (the “Existing Accounts”).

4.24 Foreign Assets Control Regulations.

(a) Neither the borrowing of the Term Loans hereunder nor the use of the proceeds thereof violates any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (collectively, the “Trading with the Enemy Act”).

(b) No Covered Entity (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or otherwise a Sanctioned Person, (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.

(c) No part of the proceeds of the Term Loans are or will be used, directly or indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.

(d)  (i) No funds used to repay the Obligations in whole or in part are derived from any unlawful activity; and (ii) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States.

4.25 Anti-Money Laundering Laws.

(a) The Parent and the Borrower have taken, and have caused each Subsidiary of the Borrower to take, reasonable measures appropriate to the circumstances (and in any event as required by applicable law), with respect to each holder of an interest in it, to assure that funds invested by such holder in the Parent, the Borrower or such Subsidiary are derived from legal sources (“Anti-Money Laundering Measures”). The Anti-Money Laundering Measures have been undertaken in accordance with the Lender Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively with the BSA, “Anti-Money Laundering Laws”).

(b) Neither the Parent, the Borrower nor any Subsidiary of the Borrower nor any holder of a direct or indirect interest in the Parent, the Borrower or such Subsidiary (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action by a governmental authority under any Anti-Money Laundering Laws.

(c) The Parent and the Borrower have taken, and has caused each Subsidiary of the Borrower to take, reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that it is in compliance with all Anti-Money Laundering Laws and applicable laws, regulations and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking.

4.26 Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

4.27 Affected Financial Institutions. Neither the Parent nor any Obligor is an Affected Financial Institution.

ARTICLE 5
CONDITIONS PRECEDENT

5.1 Conditions Precedent to Closing and Funding of the Initial Advances. The closing of the Facilities and the obligation of each Lender to make its initial Advance hereunder is subject to the following conditions precedent (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent):

(a) Receipt of Documents. The Administrative Agent’s receipt of the following, each of which shall be originals or “pdf” or comparable electronic facsimiles thereof (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Parent or Obligor, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) Loan and Guaranty Agreement. A counterpart of this Agreement, duly executed by the Parent, the Obligors and the Lenders;

(ii) Note. The Notes, appropriately completed and duly executed by the Borrower;

(iii) Security Agreement. A security and pledge agreement duly executed by each of the Grantors in favor of the Administrative Agent (the “Security Agreement”), granting to the Administrative Agent for the benefit of Lenders Liens on the Collateral specified therein;

(iv) Payoff Letter, etc. A payoff letter duly executed by JPMorgan Chase Bank, N.A. in connection with the payoff in full all Indebtedness outstanding under that certain Credit Agreement dated as of September 21, 2020 between JPMorgan Chase Bank, N.A. and TruStar Energy LLC and the termination of all financing statements and liens associated therewith, which such payoff letter shall provide that such debt shall be paid in full and terminated upon receipt of the payoff amount, and the payoff amount shall be provided by the Borrower on the Closing Date immediately after the Advance of Term A-1 Loans on the Closing Date;

(v) Perfection and Priority of Liens. (1) UCC1 financing statements to be filed against the Grantors, properly completed for filing in all public offices specified by the Administrative Agent, (2) evidence that no financing statements are currently on record in any public office specified by the Administrative Agent naming any Restricted Group Member as debtor, other than financing statements filed in connection with Permitted Liens and financing statements with respect to which the Administrative Agent shall have received UCC3 termination statements or authorization to file UCC3 termination statements and (3) deposit account control agreements covering all Material Deposit Accounts held with a depositary that is not a Lender as of the Closing Date, which agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall each be duly executed by the applicable Grantor and depository bank;

(vi) Insurance. Certificates of insurance with respect to the insurance required by the provisions of Section 6.6 or any Security Document, together with loss payable endorsements naming the Administrative Agent as lender loss-payee or additional insured, as appropriate, and shall provide for not less than 10 days’ prior written notice to the Administrative Agent in the event of cancellation for nonpayment of premium and 30 days’ prior written notice to the Administrative Agent in the event of cancellation for any other reason;

(vii) Authority, Actions and Incumbency. Originals or copies of such documents as the Administrative Agent may require (all of which shall be certified by such officers or governmental officials as the Administrative Agent may require) relating to the existence, organization and authority of the Parent and each Obligor, the taking of all necessary corporate, limited liability company, partnership or other applicable organizational action to authorize the execution, delivery and performance by the Parent or such Obligor of the Loan Documents to which it is a party, and the incumbency and authenticity of the signature of each officer or other Person who executes a Loan Document on behalf of the Parent or any Obligor;

(viii) Closing Date Certificate. A certificate dated the Closing Date, duly executed by a Responsible Officer, to the effect that on and as of such date (1) each Obligor and, to the extent applicable, the Parent has complied and is then in compliance with all the terms, covenants and conditions of this Agreement, (2) each of the conditions in Section 5.2(b) and (c) is satisfied as of such date, (3) as of the Closing Date, the Borrower has no direct or indirect subsidiaries that are not Guarantors on the Closing Date (other than the Closing Date Dissolution Subsidiaries) and (4) as of the Closing Date, none of Opal Environmental Credit Marketing LLC, Opal Fuel Services, LLC, or any of their respective Subsidiaries has any operations or liabilities and the aggregate assets of all such Persons is less than $1,000,000;

(ix) Opinion of Counsel. Favorable legal opinions of (A) Sheppard, Mullin, Richter & Hampton LLP, counsel to the Parent and the Obligors, and (B) of McNees Wallace & Nurick LLC, local Pennsylvania counsel to certain Obligors, in each case as to such matters as the Administrative Agent may reasonably require;

(x) Financial Statements. Copies, certified to the Administrative Agent’s satisfaction, of the financial statements specified in clauses (i) through (iv) of Section 4.5(a);

(xi) Projections. Financial projections demonstrating the Borrower’s ability to service the Term Loans, which projections shall be in detail satisfactory to the Administrative Agent and shall be certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon assumptions believed by such Responsible Officer to be reasonable at the time;

(xii) Solvency Certificate. A solvency certificate reasonably satisfactory in form and substance to the Administrative Agent, duly executed by a Responsible Officer of the Borrower;

(xiii) Funding Indemnity. To the extent any Advance is to be made on the Closing Date as an Advance at the Eurodollar Rate, a funding indemnity letter in a form reasonably satisfactory to the Administrative Agent; and

(xiv) Additional Documents. Such other statements, certificates, documents or information as the Administrative Agent may reasonably specify.

(b) Payments. The Administrative Agent shall have received, or will concurrently with the making of the Loan receive, payment in full of (i) the fees specified in the Fee Letters (to the extent payable on or prior to the Closing Date) and (ii) all reasonable invoiced fees and out-of-pocket disbursements of counsel to the Administrative Agent, relating to this transaction.

(c) KYC. The Administrative Agent shall have received, at least five (5) Business Days prior to the requested Closing Date:

(i) All documentation and other information regarding the Parent and the Obligors requested in connection with applicable “know your customer” rules and regulations, Anti-Money Laundering Laws and Anti-Terrorism Laws, including the Patriot Act; and

(ii) Beneficial Ownership Certifications with respect to each applicable Obligor.

(d) No Material Adverse Change. The Administrative Agent shall have determined in good faith that no material adverse change has occurred in the financial condition or results of operations of the Borrower and its Subsidiaries from the condition and results reflected in the financial statements referred to in Section 4.5 (to the extent covering the Borrower and its Subsidiaries), and that the Borrower’s liabilities (contingent or otherwise) do not present a material credit or business risk to the Borrower and its Subsidiaries.

(e) Other Conditions. Any Advance made on the Closing Date shall be further subject to the conditions set forth in Section 5.2 and, if any Advance of a Term A-2 Loan is to be made on the Closing Date, the applicable conditions set forth in Section 5.3.

Without limiting the generality of Section 9.6(c), for purposes of determining satisfaction of the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received a written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions Precedent to the Funding of Each Advance. The obligation of each Lender to make an Advance (including its initial Advance) is subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.3 with respect to such Borrowing (it being understood that if any Advance is to be made on the Closing Date, such Notice of Borrowing must be received at least three Business Days (or such shorter period as the Lenders may agree) in advance of the Closing Date, and shall be subject to a funding indemnity agreement as provided in Section 5.1(a));

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Term Loan (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents; and

(c) No Default. No Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto.

Each Notice of Borrowing hereunder shall constitute a representation and warranty by the Borrower that as of the date of such borrowing the conditions contained in this Section 5.2, in Section 5.3 (if applicable, but without limitation of any delivery requirements in such Section 5.3) and in Section 2.3, and the borrowing limits set forth in Section 2.1, have each been satisfied.

5.3 Additional Conditions Precedent to the Funding of Each Advance of a Term A-2 Loan. The obligation of each Lender to make an Advance (including its initial Advance) under the Term A-2 Facility is subject to the following conditions precedent (in addition to the prior or simultaneous satisfaction of the conditions set forth in Section 5.1 and the simultaneous satisfaction of the conditions set forth in Section 5.2):

(a) Such Advance shall be made solely in connection with the consummation of one or more Specified Acquisition.

(b) If such Advance is in connection with:

(i) the New River Acquisition, (A) each of the New River Acquisition Conditions shall have been satisfied, in the reasonable judgment of the Administrative Agent (including the receipt by the Administrative Agent of any certificates required in connection therewith), (B) the New River Acquisition shall be consummated substantially simultaneously with such Advance and (C) such Advance and the consummation of the New River Acquisition shall occur on or prior to June 30, 2022;

(ii) the Noble Road Acquisition, (A) each of the Noble Road Acquisition Conditions shall have been satisfied, in the reasonable judgment of the Administrative Agent (including the receipt by the Administrative Agent of any certificates required in connection therewith), (B) the Noble Road Acquisition shall be consummated substantially simultaneously with such Advance and (C) such Advance and the consummation of the Noble Road Acquisition shall occur on or prior to March 31, 2022; or

(iii) the Pine Bend Acquisition, (A) each of the Pine Bend Acquisition Conditions shall have been satisfied, in the reasonable judgment of the Administrative Agent (including the receipt by the Administrative Agent of any certificates required in connection therewith), (B) the Pine Bend Acquisition shall be consummated substantially simultaneously with such Advance and (C) such Advance and the consummation of the Pine Bend Acquisition shall occur on or prior to June 30, 2022.

ARTICLE 6
COVENANTS

Each Obligor and (solely with respect to Sections 6.1(a) and (b), 6.7, 6.23 and 6.24) the Parent hereby covenants and agrees that until the termination in full of the Commitments and the payment in full of the Obligations (other than contingent amounts not yet due), unless the Administrative Agent shall otherwise consent in writing:

6.1 Existence, Properties. Except to the extent otherwise permitted by Section 6.14, each Obligor shall, and shall cause each Subsidiary to, do or cause to be done all things necessary to:

(a) preserve and keep in full force and effect the Parent’s and each Restricted Group Member’s legal existence;

(b) ensure that the Parent and each Restricted Group Member remains or becomes a corporation, limited liability company or limited partnership, as the case may be, qualified to engage in business and in good standing in all jurisdictions in which the character of its properties or the transaction of its business make such qualification necessary;

(c) maintain, preserve and protect all permits, rights and privileges necessary for the proper conduct of each Restricted Group Member’s business and all franchises, licenses, patents, trade names, trademarks and copyrights owned by or licensed to it that are necessary or desirable in the normal conduct of such Restricted Group Member’s business; and

(d) ensure that the property used or useful in the conduct of any Restricted Group member’s business is maintained and kept in good repair, working order and condition, and from time to time take all reasonable action to make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that, in the reasonable judgment of the Borrower, the business carried on in connection therewith may be properly and advantageously conducted.

6.2 Payment of Indebtedness, Taxes. The Borrower shall pay, and shall cause each Subsidiary to pay, all of its Indebtedness and obligations in accordance with normal terms and trade practices and shall pay and discharge or cause to be paid or discharged all taxes, assessments or other governmental charges or levies imposed upon any Restricted Group Member or upon any Restricted Group Member’s income and profits or upon any Restricted Group Member’s property, real, personal or mixed, or upon any part thereof, before the date on which penalties attach thereto, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower shall not be required to pay and discharge, or cause any Restricted Group Member to pay or discharge, any such Indebtedness, obligation, tax, assessment, charge, levy or claim so long as it is Properly Contested. For purposes of this Agreement, any debt or obligation of, any tax, assessment, charge, levy or claim against, and any litigation or other legal proceeding involving, any Person shall be deemed to be “Properly Contested” only if (a) it shall be contested diligently and in good faith by appropriate proceedings, (b) such Person shall have assigned on its books adequate reserves with respect to any such debt, obligation, tax, assessment, charge, levy or claim so contested, and (c) no material portion of such Person’s assets shall be subject to encumbrance, loss or forfeiture by reason of such contest.

6.3 Financial Statements, Reports, Etc.. The Borrower shall furnish to the Administrative Agent (in reasonable detail satisfactory to the Administrative Agent):

(a) as soon as available but in any event no later than one hundred twenty (120) days (or, in the case of the fiscal year ending December 31, 2021, one hundred fifty (150) days) after the close of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2021), the Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and the related Consolidated statements of income, members’ equity and cash flows for such fiscal year, such Consolidated financial statements to be audited by, and accompanied by a report of, a firm of independent certified public accountants reasonably acceptable to the Administrative Agent, to the effect that such Consolidated financial statements have been prepared in conformity with GAAP consistently applied, which audit and accompanying report shall not contain any qualification or exception, together with a certificate of such accountants stating that, in connection with their audit of the Borrower and its Subsidiaries they have reviewed the provisions of this Agreement and that nothing has come to their attention to lead them to believe that any Event of Default hereunder exists or, if such is not the case, specifying such Event of Default and the nature thereof (it being understood that the examination of such accountants cannot be relied upon to give them knowledge of any Event of Default except as it relates to accounting or auditing matters);

(b) as soon as available but in any event no later than sixty (60) days after the end of each fiscal quarter of the Borrower (including the fourth fiscal quarter of each year), the Consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the related Consolidated statements of income, members’ equity and cash flows for such fiscal quarter, all prepared internally in reasonable detail satisfactory to the Administrative Agent in accordance with GAAP consistently applied (subject to the absence of footnotes and year-end audit adjustments);

(c) concurrently with the financial statements specified in clause (b) of this Section, a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C hereto (a “Compliance Certificate”), (i) certifying that no Default or Event of Default has occurred and is continuing as of the date of delivery of such certificate, or if a Default or Event of Default is continuing, stating the nature thereof in reasonable detail and any action taken or proposed to be taken with respect thereto and (ii) submitting calculations showing compliance with the financial covenants set forth in Section 6.25 for the fiscal period covered by such financial statements;

(d) as soon as available, but in any event no later than thirty (30) days after the last day of each fiscal year of the Borrower, financial projections for its next succeeding fiscal year, which projections shall be satisfactory in form and detail to the Administrative Agent and shall be prepared by a Responsible Officer in good faith, based upon reasonable assumptions;

(e) as soon as available but in any event no later than sixty (60) days after the end of each of the first three (3) fiscal quarters of the Borrower, a narrative discussion and analysis (in a management discussion analysis format) of the financial condition (including, but not limited to, pro forma projections) and results of operations of the Borrower and its Subsidiaries for such period (in form reasonably acceptable to the Administrative Agent or in the manner set forth in the relevant filing with the SEC to the extent contained therein) and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the comparable periods of the previous year;

(f) concurrently with the financial statements specified in clause (a) of this section, a narrative discussion and analysis (in a management discussion analysis format) of the financial condition (including, but not limited to, pro forma projections) and results of operations of the Borrower and its Subsidiaries for such period (in form reasonably acceptable to the Administrative Agent or in the manner set forth in the relevant filing with the SEC to the extent contained therein) and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the comparable periods of the previous year;

(g) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower (or any parent thereof, including the Parent) may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(h) as soon as available but in any event no later than ten (10) Business Days after the end of each calendar month of the Borrower, a certificate duly executed by a Responsible Officer submitting calculations showing compliance with the financial covenant set forth in Section 6.25(a) as of the last day of such calendar month; and

(i) with reasonable promptness, such other information regarding a Restricted Group Member as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 6.3(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 3 (as updated from time to time); (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) if applicable, on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (or any successor thereto), including on any Form 10-K, Form 10-Q or Form 8-K filing; provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding anything to the contrary in this Section 6.3 or any other Loan Document, none of the Borrower or any of its Subsidiaries shall be required to disclose any document, information or other matter (1) that constitutes non-financial trade secrets, (2) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable law or any binding contractual agreement as to confidentiality with a third party or (3) is subject to attorney-client privilege or constitutes attorney work product.

The Borrower hereby acknowledges that (a) the Administrative Agent and the Arrangers may, but shall not be obligated to, make available to the Lenders materials and information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.4 Notice of Adverse Events and Significant Changes. The Borrower shall furnish to the Administrative Agent prompt written notice of:

(a) the occurrence of any event which constitutes a Default or Event of Default hereunder, promptly (and in any event within three (3) Business Days) after any senior officer of the Borrower becomes aware that such event constitutes a Default or Event of Default;

(b) the commencement of any action or proceeding involving or affecting any Restricted Group Member or any Restricted Group Member’s properties or assets an adverse determination of which could reasonably be expected to have a Material Adverse Effect;

(c)  (i) any default or event of default under any Material Contract which could reasonably be expected to have a Material Adverse Effect and (ii) the termination or nonrenewal of any Material Contract, or receipt by any Restricted Group Member of any notice of termination or nonrenewal of any Material Contract to which it is a party, in each case which could reasonably be expected to have a Material Adverse Effect;

(d) any litigation, investigation or proceeding which may exist at any time between any Restricted Group Member and any Governmental Authority, and which, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(e) the occurrence of any of the following events: (i) any Reportable Event with respect to any Single Employer Plan which could reasonably be expected to have a Material Adverse Effect, (ii) a failure on the part of any Restricted Group Member to make any required contribution to a Single Employer or Multiemployer Plan (other than a failure to make a contribution which (1) together with all other contributions that are then past due does not exceed $25,000 in the aggregate, (2) does not constitute or result in a violation of any provision of ERISA or the Code or any regulation adopted thereunder, (3) does not cause an Underfunding of such Plan and (4) does not result in the imposition of any fees or penalties against any Restricted Group Member, other than the requirement to pay interest accrued on such contribution to the relevant Plan), (iii) the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or insolvency (within the meaning of Section 4245 of ERISA) of, any Multiemployer Plan; (iv) Underfunding with respect to any Single Employer Plan which could result in a material liability to any Restricted Group Member; (v) the institution of proceedings or the taking of any other action by the PBGC or any Restricted Group Member or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or insolvency (within the meaning of Section 4245 of ERISA) of, any Single Employer or Multiemployer Plan; (vi) the occurrence or expected occurrence of any event or condition under which any Restricted Group Member or any Commonly Controlled Entity has incurred or could incur any liability in respect of a Former Plan which could reasonably be expected to have a Material Adverse Effect, or (vii) the occurrence of a Reportable Compliance Event;

(f) any material adverse change in the business, operations, property or condition (financial or otherwise) of any Restricted Group Member;

(g)  (i) any release or discharge by any Restricted Group Member of any Hazardous Substances required to be reported under Environmental Laws to any Governmental Authority; (ii) any condition, circumstance, occurrence or event that could result in material Environmental Costs or could result in the imposition of any lien or other restriction on the title, ownership or transferability of any properties or assets of any Restricted Group Member; and (iii) any proposed action to be taken by any Restricted Group Member that could subject such Restricted Group Member to any additional or different requirements or liabilities under applicable Environmental Laws, which, in the case of the preceding clauses (i), (ii) and (iii), could reasonably be expected to have a Material Adverse Effect; and

(h) the execution by any Restricted Group Member of any new collective bargaining agreement or other labor contract, the recognition of any union or other labor organization as bargaining representative for a bargaining unit of employees of Restricted Group Member, any pending or threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting any Restricted Group Member and any actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the knowledge of the Borrower, threatened against any Restricted Group Member by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material.

6.5 Books and Records; Inspection; Audits. The Borrower shall, and shall cause each Subsidiary to, maintain proper books and records with respect to the operation of its business in accordance with GAAP consistently applied; the Borrower shall, and shall cause each Subsidiary to, permit authorized representatives of the Administrative Agent to visit and inspect from time to time upon reasonable written notice during business hours (or at any time after the occurrence and during the continuance of an Event of Default hereunder) any of the offices and other facilities of the Borrower or such Subsidiary to examine the books and records of the Borrower or such Subsidiary and make copies or extracts therefrom, to examine the inventory and other assets of the Borrower or such Subsidiary, to conduct field examinations and collateral audits with respect to the assets of the Borrower or such Subsidiary, and to discuss the affairs, inventory and accounts of the Borrower or such Subsidiary with its officers and accountants, provided that such inspections, field examinations or audits shall not unreasonably interfere with business operations.

6.6 Insurance. The Borrower shall (a) keep, and shall cause each Obligor to keep, its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion, and other hazards insured against by extended coverage in amounts sufficient to prevent it from becoming a co-insurer (other than maintaining reasonable deductibles) and in any event not less than 80% of the full insurable value (replacement value if available) of the property insured, (b) maintain, and shall cause each Obligor to maintain, with financially sound and reputable insurers, insurance against hazards, risks and liability to persons and property to the extent and in the manner customary for companies in similar business similarly situated, including all insurance coverage specified in the Security Agreement, (c) provide to the Administrative Agent no later than thirty (30) days prior to the scheduled expiration date of any insurance policy for each Obligor, evidence satisfactory to the Administrative Agent that such expiration date has been extended for at least one (1) year, (d) ensure that the Administrative Agent is named at all times as lender loss payee or as additional insured, as appropriate, on all of the each Obligor’s insurance policies, and (e) promptly upon request by the Administrative Agent, provide such other information regarding the insurance maintained by any Obligor as the Administrative Agent may reasonably require.

6.7 Compliance with Laws Generally. The Parent and the Borrower shall, and shall cause each Subsidiary of the Borrower to, observe and comply in all material respects with all Requirements of Law which now or at any time hereafter may be applicable to the Parent, the Borrower or such Subsidiary (including all applicable provisions of ERISA and the Code), except to the extent of any noncompliance which could not reasonably be expected to have a Material Adverse Effect.

6.8 Compliance with Environmental Laws. The Borrower shall, and shall cause each Subsidiary to, (a) comply with, and use all reasonable efforts to ensure compliance by its vendors with, all applicable Environmental Laws and obtain and comply with and maintain and use all reasonable efforts to ensure that all vendors obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case to the extent that the failure to do so could not reasonably be expected to result in the payment of a Material Environmental Amount, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required of it under Environmental Laws and promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings, and except in each case to the extent that the failure to do so could not reasonably be expected to result in the payment of a Material Environmental Amount.

6.9 Use of Proceeds. The Borrower shall use the proceeds of the Term Loans solely in accordance with its representations and warranties in Section 4.16.

6.10 Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness at any time, except:

(a) Indebtedness owing to the Lenders hereunder and under the other Loan Documents;

(b) taxes, assessments and governmental charges that are not yet due and payable;

(c) Indebtedness constituting endorsements for collection or deposit in the ordinary course of business;

(d) unsecured Indebtedness to the extent constituting intercompany loans among the Obligors;

(e) Indebtedness with respect to surety bonds, appeal bonds, bid bonds, customs bonds or other obligations of like nature (including letters of credit) required in the ordinary course of business so long as the aggregate outstanding amount thereof at any time does not exceed $3,000,000;

(f) Indebtedness with respect to performance bonds required in the ordinary course of business so long as the aggregate outstanding amount thereof at any time does not exceed $10,000,000;

(g) customary obligations to banks in respect of netting services, overdraft protections and similar arrangements, in each case in connection with maintaining deposit accounts in the ordinary course of business;

(h) Indebtedness (i) owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) in respect of Cash Management Agreements entered into in the ordinary course of business; and

(i) so long as no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, any Obligor may incur additional Indebtedness in an aggregate amount for all such Indebtedness outstanding at any time pursuant to this Section 6.10(i) not to exceed $3,000,000.

6.11 Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired, except (collectively, “Permitted Liens”):

(a) Liens in favor of the Administrative Agent securing the Obligations;

(b) Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings;

(c) Liens arising by virtue of the rendition, entry or issuance against any Subsidiary or any Subsidiary’s property of any judgment, writ, order or decree, to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder;

(d) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance;

(e) mechanics’, workers’, carriers’, warehousemen’s, materialmen’s, suppliers’ or other like liens arising in the ordinary course of business with respect to obligations which are not due, which are bonded or discharged within thirty (30) days of the date of filing or which are being contested in good faith;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts or leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(h) zoning, building and other land use restrictions, easements, rights-of-way, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the real property subject thereto or materially interfere with the ordinary conduct of the business of any Subsidiary;

(i) Liens securing a judgment for the payment of money not constituting an Event of Default under Section 7.1(h) or securing an appeal or other surety bond related to any such judgment;

(j) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or security accounts or other funds or financial assets maintained with a creditor depository institution or securities intermediary; provided that such deposit account is not a dedicated cash collateral account in favor of such depository institution and the primary purpose of which is not to provide collateral security (other than for customary account commissions, fees and reimbursable expenses relating solely to such deposit account, and for returned items);

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Subsidiary in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof; and

(l) real estate security deposits with respect to leaseholds in the ordinary course of business;

(m) so long as no Event of Default has occurred and is continuing or would result therefrom, Liens securing Indebtedness in an aggregate amount at any time not to exceed $3,000,000.

Notwithstanding anything to the contrary contained herein, the Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any mortgage, deed of trust or similar voluntary Lien securing Indebtedness for borrowed money on any real property owned by the Borrower or any Subsidiary.

6.12 Priority. The Liens in favor of the Administrative Agent on the Collateral securing the Obligations shall at all times be senior to all other Liens of third parties on the same Collateral to the extent such third party Liens secure any Grantor’s Indebtedness for borrowed money or obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, or guarantees of any of the foregoing, other than limited recourse equipment financings (including equipment capital or finance leasing and purchase money equipment loans) secured only by the acquired equipment.

6.13 Contingent Liabilities. The Borrower shall not, and shall not permit any Subsidiary to, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon any obligation of any Person, except (a) by the endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (b) guarantees in favor of the Administrative Agent and the Lenders hereunder and under the other Loan Documents, (c) guarantees of Indebtedness of a Subsidiary permitted under Section 6.10, and (d) guarantees of contracts entered into by a Subsidiary in the ordinary course of business for the sale of goods or the provision of services.

6.14 Merger and Consolidation; Acquisition and Disposition of Assets. Except as provided in Section 6.15, the Borrower shall not, and shall not permit any Subsidiary to, enter into any merger, consolidation or voluntary dissolution, or lease or acquire all or substantially all of the assets of any Person or of any division or business unit of any Person, or sell, lease, license or otherwise dispose of any of its assets, except:

(a) acquisitions, sales, transfers, assignments, leases, licenses or other dispositions in the ordinary course of business;

(b) any Subsidiary may merge or consolidate with (i) the Borrower (provided that the Borrower is the continuing or surviving Person) or (ii) any one or more other Subsidiaries (provided that when (w) any Obligor is merging or consolidating with a Subsidiary that is not a Obligor, such Obligor will be the continuing or surviving Person, (x) any Grantor is merging or consolidating with a Subsidiary that is not a Grantor, such Grantor will be the continuing or surviving Person, (y) any wholly owned Subsidiary that is not an Obligor is merging or consolidating with a Subsidiary that also is not an Obligor, such wholly owned Subsidiary is the continuing or surviving Person, and (z) any such merger or consolidation involving a Subsidiary that is not wholly owned immediately prior to such merger or consolidation is otherwise an Investment permitted under Section 6.15);

(c) any Obligor (other than the Borrower) may sell, assign, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Obligor, provided that when any Grantor is the transferor in any such transaction, the transferee thereof shall also be a Grantor;

(d) (i) the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, provided that the Borrower will be the surviving Person of such merger or consolidation; and (ii) subject to Section 6.17, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, provided that, subject to the preceding clause (i), in the case of (x) any such merger or consolidation to which any Obligor (other than the Borrower) is a party, the surviving Person will be an Obligor and (y) any such merger or consolidation to which any Grantor (other than the Borrower) is a party, the surviving Person will be a Grantor;

(e) the liquidation or dissolution of any Subsidiary (including any Closing Date Dissolution Subsidiary) if (i) the board of directors (or a Responsible Officer in lieu of the board of directors) of the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders, (ii) in the case of a liquidation or dissolution of an Obligor, the Borrower provides written notice to the Administrative Agent of such liquidation or dissolution promptly upon, and in any event not later than thirty (30) days following, the effective date thereof (or such longer period as may be agreed by the Administrative Agent in its sole discretion), and (iii) all assets and property of such Subsidiary (after payment or other provision for the satisfaction of the creditors thereof) are transferred to an Obligor (provided, however, that (x) if such liquidation or dissolution is of a non-wholly owned Subsidiary, such assets and property may be transferred to the equity holders of such Subsidiary ratably in accordance with their respective Capital Stock therein and (y) if such liquidation or dissolution is of a Grantor, such assets and property may only be transferred to a Grantor); and

(f) the disposition, termination or unwinding of any Hedge Agreement.

6.15 Investments. The Borrower shall not, and shall not permit any Subsidiary to, make any Investments other than:

(a) Investments in cash and Cash Equivalents;

(b) Investments in Subsidiaries existing on, or contractually committed to as of, the date hereof and set forth on the Disclosure Schedule, and any modification, replacement, renewal or extension of the foregoing, provided that the amount of the original Investment is not increased;

(c) each of:

(i) the New River Acquisition, so long as (A) each of the New River Acquisition Conditions shall have been satisfied, in the reasonable judgment of the Administrative Agent (including the receipt by the Administrative Agent of any certificates required in connection therewith), and (B) the New River Acquisition shall be consummated on or prior to June 30, 2022;

(ii) the Noble Road Acquisition, so long as (A) each of the Noble Road Acquisition Conditions shall have been satisfied, in the reasonable judgment of the Administrative Agent (including the receipt by the Administrative Agent of any certificates required in connection therewith), and (B) the Noble Road Acquisition shall be consummated on or prior to March 31, 2022; and

(iii) the Pine Bend Acquisition, so long as (A) each of the Pine Bend Acquisition Conditions shall have been satisfied, in the reasonable judgment of the Administrative Agent (including the receipt by the Administrative Agent of any certificates required in connection therewith), and (B) the Pine Bend Acquisition shall be consummated on or prior to June 30, 2022;

(d) Investments in the form of loans and advances to employees of any Subsidiary; provided that with respect to any loans or advances for moving, relocation and travel expenses and other similar expenditures, all such loans or advances will not exceed an aggregate principal amount of $250,000 at any time outstanding;

(e) Investments arising from transactions by any Subsidiary with customers or suppliers in the ordinary course of business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f) Investments constituting prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits provided to third parties, in each case, in the ordinary course of business;

(g) Hedge Agreements permitted pursuant to Section 6.10;

(h) Investments by any Obligor in any other Obligor;

(i) any Obligor shall be permitted to invest in the acquisition and construction of renewable energy fuel stations (or similar businesses described in Disclosure Schedule 6.16) in the ordinary course of their respective businesses (provided that if any such investment is in another Person, such Person shall be or become an Obligor); and

(j) so long as no Event of Default has occurred and is continuing or would result from the incurrence of such Investments, any Obligor may make additional Investments in an aggregate amount at any time outstanding for all such Investments made pursuant to this Section 6.15(j) not to exceed $1,000,000.

6.16 Change in Nature of Business. The Borrower shall not, and shall not permit any Subsidiary to, engage at any time in any business or business activity other than the businesses engaged in on the Closing Date or incidental, similar or otherwise related businesses (including the businesses described in Disclosure Schedule 6.16).

6.17 Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, (a) transfer, sell, lease, assign or otherwise dispose of any of its assets to any Unrestricted Affiliate; (b) purchase or acquire assets from any Unrestricted Affiliate; (c) enter into any other transaction directly or indirectly with or for the benefit of any Unrestricted Affiliate; or (d) pay any fees or other compensation to any Unrestricted Affiliate in respect of services rendered in connection with the management or supervision of the management of the Borrower or such Subsidiary; provided, however, that: (x) any Affiliate of any Restricted Group Member who is a natural person may serve as an employee or director of any Restricted Group Member and receive reasonable compensation for his or her services in such capacity and (y) any Restricted Group Member may enter into any other transaction with any Unrestricted Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of goods, inventory or other assets in the ordinary course of business on terms that are no less favorable to such member of the Restricted Group than those which might be obtained at the time from Persons other than its Affiliates.

6.18 Restricted Payments. The Borrower shall not, and shall not permit any other Subsidiary to, make any Restricted Payment, or set apart any sum for the purpose of making any Restricted Payment, other than:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any Subsidiary of the Borrower and to each other owner of Capital Stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b) Permitted Tax Distributions;

(c) so long as no Default has occurred and is continuing at such time, or would result therefrom, the Borrower may make Restricted Payments in the nature of dividends and other distributions to the holders of its Capital Stock at any time on or after the Closing Date through and including December 31, 2021 in an aggregate amount not to exceed $54,000,000 so long as, at the time of any such Restricted Payments (pro forma for such Restricted Payment, any Indebtedness incurred in connection therewith (including any Term Loans) and all other applicable pro forma adjustments), Liquidity is not less than $15,000,000; and

(d) so long as no Default has occurred and is continuing at such time, or would result therefrom, the Borrower may make Restricted Payments in the nature of dividends and other distributions to the holders of its Capital Stock at any time after December 31, 2021 so long as, at the time of any such Restricted Payments (pro forma for such Restricted Payment, any Indebtedness incurred in connection therewith (including any Term Loans) and all other applicable pro forma adjustments), both (i) Liquidity is not less than $10,000,000 (or, if such dividend or distribution occurs on or prior to March 31, 2022, $15,000,000) and (ii) the Leverage Ratio is less than 3.0 to 1.0.

6.19 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

6.20 Material Deposit Accounts; Environmental Credits. The Borrower shall not, and shall not permit any Grantor to, (a) establish or maintain any Material Deposit Account with any bank that is not an Eligible Bank or (b) deposit, or direct any customer purchasing Environmental Credit to deposit, the proceeds from the sale of any Environmental Credit in any deposit or other account that is not a Material Deposit Account.

6.21 Formation or Acquisition of Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, form or acquire (including in connection with any Specified Acquisition) any direct or indirect Subsidiary other than those which are in existence on the date hereof unless:

(a) it has given the Administrative Agent, prior to the formation or acquisition of such Subsidiary, written notice of its intention to form or acquire such Subsidiary;

(b) it has provided the Administrative Agent, prior to such formation or acquisition, with such information about such Subsidiary, its assets, its contemplated operations, and documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, as the Administrative Agent may reasonably require;

(c) the formation or acquisition of such Subsidiary will not materially and adversely affect any Lender’s or the Administrative Agent’s ability to collect the Obligations and to enforce its rights and remedies hereunder and under the other Loan Documents against any Restricted Group Member party hereto or thereto or bound hereby or thereby;

(d) unless such Subsidiary is an Exempt Subsidiary, such Subsidiary shall be a wholly-owned Subsidiary of an Obligor; and

(e) unless such Subsidiary is an Exempt Subsidiary, then within thirty (30) days after such event, as such time period may be extended by the Administrative Agent in its sole discretion, cause such Subsidiary to (i) become a Guarantor hereunder by delivering to the Administrative Agent a duly executed joinder agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Security Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed joinder agreement and a supplement to each applicable Security Document or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (iii) deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, and (iv) deliver to the Administrative such updated schedules to this Agreement and to the Security Agreement as reasonably requested by the Administrative Agent with respect to such Subsidiary; provided that in the event any Exempt Subsidiary ceases to be an Exempt Subsidiary, the Borrower will promptly (and in any event not later than the date of such cessation) notify the Administrative thereof and cause such Subsidiary to take the actions in this clause (e) within thirty (30) days after the date such Subsidiary ceases to be an Exempt Subsidiary.

In the event that either of the Closing Date Dissolution Subsidiaries exists as of the date that is ninety (90) days after the Closing Date, such Closing Date Dissolution Subsidiary shall comply with this Section 6.21 as if it were a newly-created Subsidiary of the Borrower formed on such ninetieth (90th) day, and the Capital Stock thereof shall be pledged in accordance with this Section 6.21 as if it were a newly-created Subsidiary of the Borrower formed on such day.

6.22 Change in Fiscal Dates or Accounting Practices. The Borrower shall not, and shall not permit any Subsidiary to, change its fiscal year or any of its fiscal quarters from those in effect on the date hereof or change any of its accounting or auditing policies, practices or procedures in effect on the date hereof, unless the Borrower has given the Administrative Agent not less than thirty days’ prior written notice of its intention to do so.

6.23 Foreign Assets Control and Anti-Money Laundering Laws. The Parent and the Borrower shall not, and shall not permit any Subsidiary of the Borrower to, engage in any business or activity in violation of the Trading with the Enemy Act, any Anti-Money Laundering Law, any other Anti-Terrorism Law or any other law, regulation, order or directive enforced by any Compliance Authority.

6.24 Name Changes, Charter Amendments, Etc. The Parent (except with respect to clause (d), which shall not apply to the Parent) and the Borrower shall not, and shall not permit any Obligor to, (a) change its legal name, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, (d) otherwise amend, modify or waive any material term or provision of its organizational documents adversely affecting the interests of the Administrative Agent or the Lenders under the Loan Documents unless required by law, in any such case without (i) giving at least twenty (20) days prior written notice (or such shorter period of notice as the Administrative Agent may agree) of such intended change to the Administrative Agent, (ii) having received from the Administrative Agent confirmation that the Administrative Agent has taken all steps necessary for the Administrative Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral and (iii) in any case under clause (d), having received the prior written consent of the Administrative Agent to such amendment, modification or waiver, which consent shall not be unreasonably withheld, delayed or conditioned. Without limitation of the foregoing, the Administrative Agent and the Lenders acknowledge and confirm that the Borrower has notified that TruStar Energy LLC intends to change its legal name to OPAL Construction LLC within ninety (90) days following the Closing Date, provided that the Borrower shall provide notice thereof, along with reasonably requested supporting documentation, promptly upon the completion of such change, and shall otherwise comply with clause (ii) above promptly thereafter.

6.25 Financial Covenants.

(a) Minimum Liquidity. The Obligors shall not permit Liquidity to be less than (x) $15,000,000 at any time from the Closing Date through and including March 31, 2022 or (y) $10,000,000 at any time thereafter.

(b) Leverage Ratio. As determined as of the last date of each fiscal quarter of the Borrower, commencing with its fiscal quarter ending December 31, 2021, the Borrower shall not permit the Leverage Ratio for any Calculation Period to exceed 4.00 to 1.00.

(c) Specified Equity Contribution. Notwithstanding the above, the parties hereto acknowledge and agree that, solely for purposes of Section 6.25(b) (and not for any other purposes, including, without limitation, determining any pro forma compliance test under other sections of this Agreement or any other Loan Document), any cash equity contribution (which equity shall be the issuance of, or a contribution on account of, the common Capital Stock of the Borrower) made to the Borrower (any such equity contribution, a “Specified Equity Contribution”) following the written request therefor by the Borrower, which such cash equity contribution shall be received by the Borrower after the end of the fiscal quarter for which such Specified Equity Contribution is being made but on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered with respect to such fiscal quarter pursuant to Section 6.3(a) or (b), as applicable, will be included in the calculation of EBITDA for the purposes of determining compliance with Section 6.25(b) at the end of such fiscal quarter and each applicable subsequent Calculation Period that includes such fiscal quarter; provided that (i) Specified Equity Contributions may be made only twice in any four fiscal quarter period of the Borrower and its Subsidiaries (and not in two consecutive fiscal quarters), (ii) no more than four Specified Equity Contributions may be made over the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall not exceed the amount required to cause the Borrower and its Subsidiaries to be in compliance with the financial covenant set forth in Section 6.25(b), (iv) any Indebtedness repaid with the proceeds of the Specified Equity Contribution shall be disregarded for purposes of calculating the financial covenants for each such period during which the Specified Equity Contribution is included in the calculation of EBITDA, (v) the amount of such Specified Equity Contribution shall be promptly applied to repay the Term Loans, ratably between the Term A-1 Facility and the Term A-2 Facility (and applied to the remaining principal installments thereof in inverse order of maturity), and (vi) a Specified Equity Contribution shall only be included in EBITDA in the computation of the applicable financial covenant for purposes of determining compliance by the Borrower with Section 6.25(b) and not for any other purpose under this Agreement (including, without limitation, any determination of the availability of any baskets set forth in Articles VI and any other compliance or pro forma compliance calculation based on the Leverage Ratio). Upon the making of a Specified Equity Contribution, the Leverage Ratio in Section 6.25(b) shall be recalculated giving effect to the increase in EBITDA; provided that nothing in this subsection shall waive any Default that exists pursuant to Section 6.25(b) until such recalculation. If, after giving effect to such recalculation, the Borrower is in compliance with the Leverage Ratio pursuant to Section 6.25(b), the Borrower shall be deemed to have satisfied the requirements of the Leverage Ratio pursuant to Section 6.25(b) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable Default that had occurred shall be deemed waived and not to have occurred for all purposes of this Agreement and the other Loan Documents.

6.26 [Reserved].

6.27 Post-Closing Obligations.

Notwithstanding the conditions precedent set forth in Article 5, the Borrower has informed the Administrative Agent and the Lenders that certain of such items required to be delivered to the Administrative Agent or otherwise satisfied as conditions precedent to the effectiveness of this Agreement will not be delivered to the Administrative Agent as of the date hereof. Therefore, with respect to the items set forth on the Disclosure Schedule or pursuant to any letter agreement between the Borrower and the Administrative Agent that is provided to the Lenders on or prior to the Closing Date (collectively, the “Outstanding Items”), and notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrower shall deliver the Administrative Agent or otherwise satisfy each Outstanding Item in the form, manner and time provided for such Outstanding Item or as the Administrative Agent may otherwise agree in its reasonable discretion.

ARTICLE 7
EVENTS OF DEFAULT

7.1 Events of Default. If one or more of the following events (each, an “Event of Default”) shall occur:

(a) The Borrower shall default (i) in the payment when due of any interest on any Term Loan, or any fees or other amounts payable by it hereunder, under any Note or under any other Loan Document, and such default shall continue unremedied for a period of five (5) days or (ii) in the payment when due of any principal of any Term Loan; or

(b) Any Obligor or (to the extent applicable) the Parent shall default in the due observance or performance of any term, covenant or agreement contained in any of Section 6.4(a), Sections 6.10 through 6.26 (other than, specifically, Sections 6.20 and 6.21) or Section 6.27 on its part to be observed or performed (provided that the covenant set forth in Section 6.25(b) is subject to cure as set forth in Section 6.25(c), but any violation shall constitute a Default unless and until such cure is effectuated in accordance with Section 6.25(c)); or

(c) Any Obligor or (to the extent applicable) the Parent shall default in the due observance or performance of any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be observed or performed and such default shall continue unremedied for a period of thirty (30) days after written notice of such default shall have been given to the Borrower by the Administrative Agent specifying such default and requiring it to be remedied; or

(d) Any representation or warranty made by any Obligor or (to the extent applicable) the Parent herein or in any other Loan Document, or any statement or representation made in any certificate, report or opinion delivered by any Obligor or (to the extent applicable) the Parent, or any officer of an Obligor or the Parent, pursuant to this Agreement or any other Loan Document shall prove to have been incorrect or misleading in any material respect when made; or

(e) Either the Pine Bend Entity or the Noble Road Entity shall incur, assume or suffer to exist any Indebtedness; or

(f) The Borrower or any Subsidiary shall fail to make any payment when due (after giving effect to any applicable grace periods) on Indebtedness (including with respect to any Hedge Agreement, the Hedge Termination Value) aggregating at least $3,000,000 (“Material Indebtedness”); or any Material Indebtedness shall be accelerated or shall be required to be paid prior to the stated maturity thereof or prior to any regularly scheduled dates of payment, or shall be required to be purchased by the Borrower or any Subsidiary prior to its stated maturity or regularly scheduled date of payment; or the Borrower or any Subsidiary shall default in the payment or performance when due of any term contained in, or any event or condition shall exist under, any agreement or instrument pursuant to which it has outstanding any Indebtedness if the effect of such default, event or condition is to cause, or permit holder(s) of such Indebtedness to cause (i) Material Indebtedness to become due and payable prior to its stated maturity or regularly scheduled dates of payment or (ii) the Borrower or any Subsidiary to be required to purchase or otherwise acquire Material Indebtedness; or

(g) Any Opal Company shall be insolvent or shall generally cease paying, or be unable to pay, its debts as they become due or shall make any admission in writing to the foregoing effect; or a substantial part of the operations or business of any Opal Company shall be suspended and such suspension shall, in the opinion of the Administrative Agent, have a material adverse effect on the condition (financial or otherwise) or operations of the Parent or of the Borrower and the Obligors (taken as a whole) or on the ability of the Parent or of the Borrower and the Obligors (taken as a whole) to repay the Obligations or its obligations under any other Loan Document; or any Opal Company shall make an assignment for the benefit of creditors, or shall commence (as debtor) a case under the Debtor Relief Laws, or shall commence any proceeding with respect to itself, or a substantial portion of its properties or assets, under any other insolvency, bankruptcy, arrangement, reorganization, liquidation, dissolution or similar law of the United States or any other jurisdiction, or shall apply for a trustee, receiver or custodian (however named) for all or a substantial portion of its properties or assets for the purpose of general administration of such properties or assets for the benefit of creditors or for any other purpose or shall take any action to authorize any of the foregoing actions; or a court or competent jurisdiction in the premises shall enter an order for relief against any Opal Company as a debtor in a case or proceeding under the Debtor Relief Laws; or any case or proceeding under the Debtor Relief Laws shall be commenced against any Opal Company and such case or proceeding shall remain undismissed, undischarged or unbonded for sixty (60) days or any Opal Company shall consent to or admit in writing the material allegations against it in any such case or proceeding; or any trustee, receiver or similar officer, however named, shall be appointed for all or a substantial part of the property of any Opal Company and such Opal Company shall consent thereto or such trusteeship or receivership shall continue for a period of sixty (60) days; or

(h) One or more judgment or judgments for the payment of money the uninsured portion of which exceeds $3,000,000 in the aggregate for the Borrower and all Subsidiaries shall be rendered against the Borrower or one or more Subsidiaries and shall not be stayed, released, discharged or fully bonded within sixty (60) days after the issuance thereof; or

(i) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the insolvency (within the meaning of Section 4245 of ERISA) or Reorganization of, a Multiemployer Plan, (vi) the occurrence or expected occurrence of any event or condition which results or is reasonably likely to result in the Borrower’s or any Commonly Controlled Entity’s becoming responsible for any liability in respect of a Former Plan, or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could result in liability which could reasonably be expected to have a Material Adverse Effect; or

(j) A Change of Control shall occur; or

(k) The Parent or any Obligor shall assert, or institute any proceedings seeking to establish, that any provision of any Loan Document is invalid, not binding or unenforceable; or

(l) Any Security Document shall cease to be in full force and effect or shall cease to be effective to grant to the Administrative Agent a perfected security interest in the Collateral described therein, with the priority purported to be created thereby (subject to Permitted Liens);

then, upon the happening of any of the foregoing Events of Default or at any time thereafter so long as any such Event of Default shall be continuing, the Administrative Agent, by a notice to the Borrower, may declare the outstanding principal amount of the Term Loans and all interest accrued thereon and all fees and other amounts payable hereunder or under any of the other Loan Documents to be immediately due and payable and any Commitments terminated, whereupon said principal, interest, fees and other amounts shall become immediately due and payable and such Commitments shall be immediately terminated; provided, however, that upon the happening of any event specified in clause (g) above the Term Loans, all accrued interest thereon and all fees and other amounts payable hereunder or under any other Loan Document, shall be immediately due and payable and all Commitments shall be immediately terminated, all without declaration or other notice to the Borrower.

7.2 Waivers. The Borrower hereby waives, to the extent permitted by applicable law, (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions of this Agreement or of any other Loan Document), protests, notices of protest, notices of intent to accelerate and notices of dishonor in connection with the Notes and the Term Loans and (b) any requirement of diligence or promptness on the part of the Administrative Agent or any Lender in the enforcement of its rights under the provisions of this Agreement or any other Loan Document.

7.3 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement or any other Loan Document to the contrary, and subject to all applicable Requirements of Law, after the exercise of remedies provided for in Section 7.4 (or after the Term Loans have automatically become immediately due and payable and the Commitments have been automatically terminated as set forth in the proviso to Section 7.4), any amounts received on account of the Obligations (including all amounts collected or received by Administrative Agent on account of the Obligations or in respect of the Collateral) shall, subject to the provisions of Section 2.13, be applied by the Administrative Agent in the following order:

(a) FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Administrative Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and any other Loan Document, and any protective advances funded by Administrative Agent with respect to the Collateral under or pursuant to the terms of this Agreement or any other Loan Document;

(b) SECOND, to payment of any fees owed to Administrative Agent pursuant to the Loan Documents;

(c) THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement or any other Loan Document;

(d) FOURTH, to the payment of all Obligations arising under this Agreement or any other Loan Document consisting of accrued fees and interest;

(e) FIFTH, to the payment of the outstanding principal amount of the Obligations (including, without limitation, Secured Hedge Obligations and Secured Cash Management Obligations) arising under this Agreement or any other Loan Document;

(f) SIXTH, to all other Obligations arising under this Agreement, the other Loan Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

(g) SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders (so long as it is not a Defaulting Lender) shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on its Applicable Percentage) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above.

Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof. Each holder of Secured Cash Management Obligations or Secured Hedge Obligations that, in either case, is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 for itself and its Affiliates as if a “Lender” party hereto.

7.4 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Term Loans to be terminated, whereupon such Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the occurrence of an event described in Section 7.1(g), the Commitment of each Lender to make Term Loans shall automatically terminate, and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

ARTICLE 8
GUARANTY

8.1 Guaranty of the Obligations. Subject to the provisions of Section 8.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent and Lenders the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

8.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 8.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 8.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 8.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 8.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 8.2.

8.3 Payment by Guarantors. Subject to Section 8.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lenders as aforesaid.

8.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent and indemnification obligations for which no claim has been asserted). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability;

(b) this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Administrative Agent or any Lender with respect to the existence of such Event of Default;

(d) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(e) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; provided that, without limiting the generality of the foregoing, if any Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(f) the Administrative Agent, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the Lenders in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Administrative Agent or any Lender may have against any such security, in each case as the Administrative Agent in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one (1) or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(g) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent and indemnification obligations for which no claim has been asserted)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Administrative Agent’s or any Lender’s consent to the change, reorganization or termination of the corporate structure or existence of the Parent, any Obligor or any Subsidiary of an Obligor and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against the Administrative Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

8.5 Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of the Administrative Agent and Lenders: (a) any right to require the Administrative Agent or any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the any Lender in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Administrative Agent’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 8.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

8.6 Guarantors’ Rights of Subrogation, Contribution, Etc.. Until the Guaranteed Obligations shall have been paid in full (other than contingent and indemnification obligations for which no claim has been asserted) in cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Lender now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Administrative Agent or any Lender. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent and indemnification obligations for which no claim has been asserted) in cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 8.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Lender may have against the Borrower, to all right, title and interest a Lender may have in any such collateral or security, and to any right the Administrative Agent or any Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and paid in full (other than contingent and indemnification obligations for which no claim has been asserted) in cash, such amount shall be held in trust for the Administrative Agent and shall forthwith be paid over to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

8.7 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent and Lenders and shall forthwith be paid over to the Administrative Agent to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

8.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent and indemnification obligations for which no claim has been asserted). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

8.9 Authority of Guarantors or the Borrower. It is not necessary for the Administrative Agent to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

8.10 Financial Condition of Borrower. Neither the Administrative Agent nor any Lender shall have an obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of the Administrative Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by the Administrative Agent or any Lender.

8.11 Bankruptcy, Etc..

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors, the Administrative Agent and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

8.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by the Administrative Agent or any other Person effective as of the time of such sale.

8.13 Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor that is not an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act (determined prior to giving effect to this Section 8.13) for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 9
AGENT

9.1 Appointment and Authorization.

(a) Each Lender (including each holder of Secured Hedge Obligations and Secured Cash Management Obligations) hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof or are reasonably incidental thereto, as determined by the Administrative Agent. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Parent nor any Obligor shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Requirement of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential holder of Secured Hedge Obligations and Secured Cash Management Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligors to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.2(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) The syndication agent identified on the cover of this Agreement, the co-documentation agents identified on the cover of this Agreement and the Arrangers, each in their respective capacities as such, shall have no obligations, duties or responsibilities under this Agreement but shall be entitled to all the benefits of this Article 9.

9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing or Section 9.1(c), the Administrative Agent, the Arrangers, the syndication agents identified on the cover of this Agreement and the co-documentation agents identified on the cover of this Agreement, as applicable:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Parent or the Obligors or any of their Affiliates, that is communicated to, obtained by or in the possession of, the Administrative Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.3 and 7.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by any Requirement of Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.2(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (x) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (y) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.7 Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Parent, any Obligor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Parent, the Obligors and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Parent or the Obligors. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.8 No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other any other agent or similar title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.9 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Parent or any Obligor, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 10.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Lenders (including any Affiliate providing Secured Cash Management Agreements or Secured Hedge Agreements) hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Requirements of Law in any other jurisdictions to which the Parent or an Obligor is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law. In connection with any such credit bid and purchase, the Obligations shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.3), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any equity interests or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender or other holder of Obligations or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the equity interests or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or other holder of Obligations or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters. Without limiting the provisions of Section 9.9, each Lender (including in its capacities as a potential provider of Secured Cash Management Agreements or Secured Hedge Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable provider of such products shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not an Obligor, (iii) that constitutes an “Excluded Asset” (as such term is defined in the Security Agreement), or (iv) if approved, authorized or ratified in writing in accordance with Section 10.3; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Grantor such documents as such Grantor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Parent or any Obligor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No holder of Secured Cash Management Obligations or Secured Hedge Obligations that obtains the benefits of Section 7.3, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder thereof, as the case may be.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent, the Borrower or any other Obligor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding subsection (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding subsection (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent, the Borrower or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE 10
MISCELLANEOUS

10.1 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 3; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s, any Obligor’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent and the Obligors shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.2 Expenses, Indemnity.

(a) The Parent and the Obligors jointly and severally agree to pay, promptly upon demand of Administrative Agent or any Lender, whether or not the transactions contemplated hereby are consummated, the following fees, out-of-pocket disbursements, costs and other expenses, taxes and charges: (i) the reasonable and documented fees and disbursements of counsel for such Person in connection with the preparation of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, (ii) the reasonable fees and disbursements of counsel for such Person in connection with any amendment, supplement or modification of this Agreement or any other Loan Document, and any consent or waiver hereunder or thereunder (or any such instrument which is proposed but not executed and delivered); (iii) all reasonable costs and expenses incurred by the such Person in connection with due diligence, (iv) all inspection, appraisal, environmental and technical fees, survey charges, title premiums and any other charges and fees incurred in connection with perfecting the Administrative Agent’s security interests in the Collateral; and other reasonable expenses incurred by Administrative Agent or any Lender in connection with the Loan, (v) all expenses and administrative fees incurred by such Person in connection with the performance of any inspections, field examinations or audits performed by such Person or any of its agents or representatives with respect to the Parent, any Obligor, its books and records, or any of its assets (including the inspections, examinations and audits referred to in Article 6 and the preparation of reports with respect thereto as set forth herein, provided that prior to the occurrence of an Event of Default, the Parent and the Obligors shall only pay such fees and expenses for one such inspection, examination or audit in any calendar year), and (vi) all Other Taxes. The Parent and the Obligors further jointly and severally agree to pay, promptly upon demand by the Administrative Agent, all expenses incurred by Administrative Agent or any Lender in connection with the enforcement or preservation of any rights and remedies with respect to the Parent or any Obligor or any of its assets hereunder or under any other Loan Document, including all costs of collection, all reasonable fees and disbursements of counsel, and all out-of-pocket expenses of such Person.

(b) The Parent, the Borrower and each other Obligor shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees and out-of-pocket charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Parent, the Borrower or any other Obligor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Substances at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any liability arising under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent, the Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.2, this Section 10.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Parent and the Obligors for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate unused Commitments and outstanding Term Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) To the fullest extent permitted by applicable Requirements of Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) The agreements in this Section and the indemnity provisions of Section 10.1(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, and shall be in addition to any other obligations or liabilities of the Parent or the Obligors to the Administrative Agent or any Lender hereunder, under any other Loan Document, or at common law or otherwise.

10.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, the Parent or any other Obligor therefrom, shall be effective unless in writing signed by the Administrative Agent, the Required Lenders and the Parent, the Borrower or the applicable other Obligor, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.1 without the written consent of all Lenders party hereto;

(b) extend or increase any Commitment of any Lender without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document (but expressly excluding any mandatory prepayment pursuant to Section 2.6(c), which may be amended or waived with the consent of the Required Lenders) without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, the Term Loans or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or any fee payable hereunder;

(e) change the definition of the term Applicable Percentage without the written consent of each Lender;

(f) change any provision of Section 7.3, this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) change the pro rata treatment of payment under the Loan Documents, including any provision of Section 2.12 or Section 7.3, without the written consent of each Lender;

(h) release any Guarantor from its Guarantee Obligations hereunder or under the Guaranties or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

(i) change any definitions or any other provision in a manner that would alter the nature of the secured position of the Lenders or a Lender’s entitlement to a pro rata allocation of the Collateral securing the Obligations upon a termination or acceleration of the Obligations, without the prior written consent of each Lender; or

(j) without the prior written consent of each Lender directly affected thereby, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, including by subordination of the Liens on any material portion of the Collateral under the Loan Documents;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no Commitment of such Lender may be increased or extended without the consent of such Lender and the principal amount owing to any Defaulting Lender shall not be reduced without its consent, and (ii) at the discretion of any Lender, such Lender may purchase the interest of any Defaulting Lender hereunder at par and obtain an assignment of one hundred percent such Lender’s right, title and interest under this Agreement and the other Loan Documents. Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

10.4 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.5 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Parent or the Obligors or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.4 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.8 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Parent or any Obligor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.4 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.6 Survival. All covenants, agreements, representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate or other document delivered pursuant hereto or such other Loan Documents or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loan hereunder, and unless specified otherwise, shall continue in full force and effect until the Term Loans and all other Obligations shall have been indefeasibly paid in full and all Commitments have terminated. All such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance.

10.7 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent, the Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.7(b), (ii) by way of participation in accordance with the provisions of Section 10.7(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.7(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount (if any) of the assigning Lender’s Commitments and all Term Loans under either Facility at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in subparagraph (i)(1) of this Section 10.7(b), the aggregate amount of the Commitments and principal outstanding balance of the Term Loan of a particular Facility of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $3,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Required Consents. No consent of the Borrower or Administrative Agent shall be required for any assignment nor shall any other consent be required except: (1) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) will be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment, or (B) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower will be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and (2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(v) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).

(vi) Proportionate Amounts. Each partial assignment with respect to any Facility shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans and Commitment assigned under such Facility (and each assignment during (x) the Term A-1 Commitment Period shall be made ratably between unfunded Term A-1 Commitments and funded Term A-1 Loans of the applicable assignor and (y) the Term A-2 Commitment Period shall be made ratably between unfunded Term A-2 Commitments and funded Term A-2 Loans of the applicable assignor).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans of the applicable Facility previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans under the applicable Facility in accordance with its Applicable Percentage with respect to such Facility. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirements of Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.7(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 3 and Section10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.7(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office, a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments to each Facility of, and principal amounts (and stated interest) of the Term Loans of each Facility owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Term Loans owing to it under either Facility); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.2(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the first proviso to Section 10.3 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to Section 10.7(e), the Borrower agrees that each Participant shall be entitled to the benefits of Article 3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.7(b). To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation will, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender will have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender will treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) will have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Article 3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 3.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.2(g) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.8 Set-off. In addition to any rights and remedies of the Administrative Agent and Lenders provided by applicable law, the Administrative Agent and each Lender shall have the right, with the express consent of the Administrative Agent and without prior notice to the Parent or any Obligor, any such notice being expressly waived by the Parent and each Obligor, to the extent permitted by applicable law, upon the occurrence of an Event of Default to set off and appropriate and apply against any amount then due and payable by the Parent or any Obligor to the Administrative Agent and any Lender hereunder or under any other Loan Document, any and all deposits (general or special, time or demand, provisional or final), and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Lender or any branch or agency thereof to or for the credit or the account of the Parent or such Obligor.

10.9 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

10.10 JUDICIAL PROCEEDINGS.

(a) THE PARENT AND EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT OR ANY OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) THE PARENT AND EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 Further Assurances. At any time and from time to time, upon the request of Administrative Agent, the Parent or the Borrower shall, and shall cause each other Obligor to, execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such further documents and instruments, and shall take or refrain from taking such other action, as such Person may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loan.

10.13 Integration Clause. This Agreement and the other Loan Documents embody the entire agreement and understanding among the Parent, the Obligors, the Administrative Agent and the Lenders and supersede all prior agreements and understandings, whether written or oral, between the parties hereto relating to the subject matter of this Agreement.

10.14 Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, without invalidating the remainder hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.15 Counterparts; Electronic Signatures.

(a) This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Parent, each Obligor and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 10.15(a) may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Parent, any Obligor or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

(b) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(c) The Parent, each Obligor and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Parent or any Obligor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.16 Acknowledgements. The Parent and each Obligor hereby acknowledges that:

(a) it has been represented and advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has no fiduciary relationship with or duty to it arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between such Persons, on one hand, and the Parent or such Obligor, on the other hand, in connection herewith or therewith is solely that of creditor and debtor;

(c) no joint venture is created hereby or by the other Loan Document or otherwise exists by virtue of the transactions contemplated hereby between or among the Parent, any Obligor, Administrative Agent or any Lender; and

(d) this Agreement contains a waiver of trial by jury. In waiving trial by jury, the Parent and each Obligor hereby knowingly, intentionally, voluntarily, and unconditionally waives any and all rights it has or may have to prior notice and an opportunity for hearing and to trial by jury under the constitutions and laws of the United States and the State of New York.

10.17 USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Parent, the Borrower and each other Obligor, which information includes the name and address of the Parent, the Borrower and each other Obligor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Parent, the Borrower and each other Obligor in accordance with the Patriot Act. The Parent, the Borrower and each other Obligor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, any Anti-Money Laundering Law, the Trading with the Enemy Act and any other Anti-Terrorism Law.

10.18 Waiver of Subrogation. The Parent and each Obligor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which the Parent or such Obligor may now or hereafter have against any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Person’s property (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

10.19 Accord and Satisfaction. The Borrower agrees not to send Administrative Agent or any Lender payments marked “paid in full,” “without recourse,” or similar language. If the Borrower sends such a payment, the Administrative Agent or such Lender may accept it without losing any of its rights under this Agreement or any Note, and the Borrower will remain obligated to pay any further amounts owed or that may become owed to the Administrative Agent or such Lender.

10.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

10.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.22 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.4, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.7), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1 and 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.7;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.3) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with any Requirements of Law; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.22 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6.

10.23 Payment Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.24 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Parent and each Obligor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Parent, the Obligors and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Parent and each Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Parent and each Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent or any Obligor or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Parent or any Obligor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower, the other Obligors and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Parent, the Borrower, any other Obligor or any of their respective Affiliates. To the fullest extent permitted by law, the Parent and each Obligor hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.25 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by any Requirement of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.26 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information (including financial information) received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses assets, operations or condition (financial or otherwise), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Requirements of Law, including United States Federal and state securities laws.

10.27 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives, as of the day and year first above written.

BORROWER:

OPAL FUELS
INTERMEDIATE HOLDCO LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

GUARANTORS:

OPAL FUELS LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

TRUSTAR ENERGY LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

BEACON HOLDCO LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco

OPAL ENVIRONMENTAL CREDIT
MARKETING LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

OPAL FUEL SERVICES LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

BEACON RNG LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

BEACON RNG ACQUISITION LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco

BEACON LANDFILL GAS
HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

GREENTREE
LANDFILL GAS COMPANY, LLC,
a Pennsylvania limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

IMPERIAL
LANDFILL GAS COMPANY LLC,
a Pennsylvania limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

OPAL STATION HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco

OPAL DISPENSING LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

OPAL STATION SERVICES LLC,
a Delaware limited liability company

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco

BANK OF AMERICA, N.A.,
as Administrative Agent and a Lender

By:	/s/ Teresa Weirath
Name:	Teresa Weirath
Title:	Vice President

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco

LENDERS:

BANK OF AMERICA, N.A.,
as Administrative Agent and a Lender

By:	/s/ Dee Dee Farkas
Name:	Dee Dee Farkas
Title:	Managing Director

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco

CUSTOMERS BANK,
as a Lender

By:	/s/ Eugene Kennedy
Name:	Eugene Kennedy
Title:	Managing Director

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco

CITIBANK, N.A.,
as a Lender

By:	/s/ Ashwani Khubani
Name:	Ashwani Khubani
Title:	Vice President / Managing Director

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Michael Dieffenbacher
Name:	Michael Dieffenbacher
Title:	Authorized Signatory

Signature Page

Delayed Draw Term Loan and Guaranty Agreement

Opal Fuels Intermediate Holdco